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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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INTERSIL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DEAR FELLOW SHAREHOLDER:

You are cordially invited to attend the Annual Meeting of Shareholders (“Annual Meeting”) of Intersil Corporation (“Intersil” or the “Company”), which will be held at Intersil’s corporate headquarters located at 1001 Murphy Ranch Road, Milpitas, CA 95035 on May 5, 2010 at 8:00 a.m. Pacific Time.

At this meeting you will be asked to vote on several proposals recommended unanimously by the Board of Directors. In this letter I am highlighting Proposal 3 pertaining to our Executive Incentive Plan. This year we are requesting that you approve the Executive Incentive Plan whereby compensation payable pursuant to the Executive Incentive Plan will be deductible performance-based compensation under Internal Revenue Code Section 162(m).

In this Proxy Statement, you will find more information regarding the proposal related to our Executive Incentive Plan and the other Intersil proposals for which you are being asked to vote.

I would also like to mention to you that, like last year, we are providing access to our proxy materials over the Internet under the “notice and access” rules of the Securities and Exchange Commission. We believe that this process should expedite delivery of proxy materials, lower the costs associated with our Annual Meeting, and help to conserve natural resources. The Notice you received in the mail contains instructions on how to access this Proxy Statement and 2009 Annual Report, and vote online. We also encourage you to read our 2009 Annual Report. It includes our audited financial statements and provides information about our business and products. The Notice also includes instructions on how to receive a paper copy of the 2009 Annual Report on Form 10-K and Proxy Statement.

Your vote is important. Please review the instructions on each of your voting options described in this Proxy Statement as well as in the Notice you received in the mail.

We look forward to seeing you at the Annual Meeting. We appreciate your support and continued interest in Intersil Corporation.

David B. Bell	Milpitas, California
Chief Executive Officer, President and Director	March 29, 2010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 5, 2010
Time:	8:00 a.m. Pacific Time
Place:	Intersil Corporation’s Headquarters, 1001 Murphy Ranch Road, Milpitas, California 95035

Purpose of the Meeting:

1.	To elect nine directors to serve on the Company’s Board of Directors until the next Annual Meeting of shareholders, or until their successors are duly elected and qualified.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

3.	To approve the Intersil Corporation Executive Incentive Plan whereby compensation payable pursuant to the Executive Incentive Plan will be deductible performance-based compensation under Internal Revenue Code Section 162(m).

4.	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Whether or not you plan to attend the Annual Meeting, please cast your vote as instructed in the Notice of Availability of Proxy Materials.

You are entitled to vote if you were a shareholder at the close of business on Thursday, March 11, 2010.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote over the Internet, by telephone, or by requesting and mailing a proxy card. Voting by proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the Notice of Availability of Proxy Materials concerning each of these voting options. Should you receive more than one Notice of Availability of Proxy Materials, please be sure to vote in response to each proposal so that all your shares will be voted. If your shares are held of record by a broker, bank, or other nominee, you will not be able to vote in person at the Annual Meeting unless you first obtain a ballot issued in your name from the record holder which you may receive by declaring your intention to vote in person on the website designated in the Notice of Internet Availability of Proxy Materials.

If you are not certain that you will attend the Annual Meeting in person, please promptly complete the proxy online, by telephone, or request, complete and return a paper proxy, each in accordance with the instructions provided in the Notice of Availability of Proxy Materials. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

By Order of the Board of Directors

Thomas C. Tokos	Milpitas, California
Senior Vice President, General Counsel and Secretary	March 29, 2010

Admittance to the Annual Meeting will be limited to shareholders eligible to vote or their authorized representative(s). Beneficial owners holding shares through an intermediary such as a bank or broker will be admitted only upon proof of ownership.

INTERSIL CORPORATION

1001 MURPHY RANCH ROAD

MILPITAS, CA 95035

PROXY STATEMENT

The Notice of Availability of Proxy Materials is being mailed, beginning on or about March 29, 2010, to owners of shares of Intersil Corporation (“Intersil” or the “Company”) Class A Common Stock in connection with the solicitation of proxies by the Board of Directors for the 2010 Annual Meeting of Shareholders (the “Annual Meeting”). This Proxy Statement and an online voting mechanism are being published on the Internet on the same date. This proxy procedure is necessary to permit all Class A Common Stock shareholders, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

The enclosed proxy is being solicited by the Company upon the order of the Board of Directors and the costs incurred in conjunction with such solicitation will be borne by the Company. The costs of solicitation include the charges of brokerage houses and their custodians, nominees or fiduciaries for forwarding documents to shareholders. In addition, proxies may be solicited by mail, in person, by telephone or fax by certain of our officers, directors and regular employees.

VOTING PROCEDURES

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. Most shareholders have a choice of voting by means of the Internet, by using a toll-free telephone number or by requesting and completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your Notice of Availability of Proxy Materials as was forwarded by your bank, broker or other holder of record to see which options are available to you. Proxies submitted by telephone or the Internet must be received by 12:00 midnight, EDT, on Tuesday, May 4, 2010.

You may revoke your proxy at any time before it is voted at the Annual Meeting by (a) giving written notice to the Secretary of the Company, (b) submitting a proxy bearing a later date, or (c) casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If you submit a proxy without providing directions, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than three, to whom you wish to give your proxy.

Who can vote? Shareholders of record as of the close of business on March 11, 2010 are entitled to vote. On that day, 123,025,886 shares of Class A Common Stock were outstanding and eligible to vote. A list of shareholders eligible to vote will be available at the headquarters of Intersil Corporation, located at 1001 Murphy Ranch Road, Milpitas, CA, 95035, beginning April 20, 2010. Shareholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How does the Board recommend I vote? The Board recommends a vote “FOR” each Board nominee (Item 1), “FOR” the ratification of the Board of Directors’ appointment of KPMG LLP as the independent registered public accountants of the Company for the upcoming year (Item 2), and “FOR” the approval of the Intersil Corporation Executive Incentive Plan (Item 3).

What shares are included in the proxy card? The proxy card represents all the shares of Class A Common Stock registered to your account. Each share is entitled to one vote on each matter presented at the Annual Meeting other than in the election of Directors. The Company’s Amended and Restated Certificate of Incorporation provides for cumulative voting for Directors. With cumulative voting, at each election of Directors, each holder of Class A Common Stock is entitled to as many votes as would equal the number of shares he or she holds, multiplied by the number of Directors to be elected. The holder may cast all of his or her votes for a single candidate or may distribute them among any number of candidates.

How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners, the nominees may vote those shares only on routine matters such as the ratification of the appointment of independent accountants. On non-routine matters, such as the election of Directors, nominees cannot vote and there is a so-called “broker non-vote” on that matter. Abstentions are counted in tabulations of the votes cast by shareholders on the proposals and will have the effect of a negative vote. Directors are elected by a plurality of the votes cast, and thus, votes withheld from some or all nominees for Director could have an effect on the outcome of the election.

Who will count the vote? Broadridge Financial Solutions, Inc. will tally the vote, which will be certified by an Inspector of Elections.

Is my vote confidential? Proxies, ballots and voting tabulations are available for examination only by the Inspector of Elections and tabulators. Your vote will not be disclosed to the Board of Directors or to our management other than the Inspector of Elections and except as may be required by law.

Why am I being asked to review materials on-line? Under rules recently adopted by the U.S. Securities and Exchange Commission (“SEC”), the Company is now furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. Because you received a Notice of Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Availability of Proxy Materials. We anticipate that the Notice of Availability of Proxy Materials will be mailed to shareholders on or about March 29, 2010.

CORPORATE GOVERNANCE

In accordance with Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation and Restated Bylaws, the Company’s business, property and affairs are managed under the direction of the Board of Directors. The Board of Directors has responsibility for reviewing the Company’s overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the actions of the management of the Company, and in so doing, serve the best interests of the Company and its shareholders. The Board selects and provides for the succession of executive officers, and subject to recommendations by the Nominating and Governance Committee, the Board nominates for election at annual shareholder meetings individuals to serve as directors of the Company and elects individuals to fill any vacancies on the Board. The Board reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources. The Board participates in decisions that have a potential major economic impact on the Company. Management keeps the Directors informed of activities of the Company through regular written reports and presentations at Board and committee meetings.

The Board of Directors believes that good corporate governance practices are essential to fostering good shareholder relations and creating shareholder value. During 2009, Intersil maintained a Corporate Governance Quotient (“CGQ”) ranking in the top five percent of semiconductor and semiconductor equipment companies and companies in the S&P 400. The CGQ is a score assigned by RiskMetrics based on best practices in corporate governance compared to other companies in the S&P 400 as well as within the Semiconductor industry.

Board Leadership Structure. The Company separates the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and presides over meetings of the full Board. In addition, the Chairman of the Board presides over executive sessions which take place at each regularly scheduled Board meeting. The Company believes that this structure allows the Board to fulfill its duties effectively and efficiently.

Directors Attendance at the Annual Meeting. The Company strongly encourages each of its Directors to attend its Annual Meeting of Shareholders. Last year, each of the incumbent Directors attended the Annual Meeting of Shareholders with the exception of Ms. Johnson and Mr. Urry.

Director Independence. The Board of Directors has determined that the following Directors are independent under the listing standards of The NASDAQ Stock Market: Ms. Johnson, Dr. Conn, and Messrs. Diller, Gist, Lang, Peeters, Pokelwaldt and Urry.

Meetings of the Board and its Committees. The Board of Directors met eleven (11) times and acted by unanimous written consent six (6) times in fiscal year 2009. Each of the incumbent Directors attended at least 89% of the total number of meetings of the Board of Directors and of the committees of the Board on which he or she served.

Committees of the Board. The Board of Directors has established three standing committees.

Audit Committee—maintains the sole responsibility to appoint, determine funding for, and oversee the independence and performance of the Company’s independent accountants and has the authority to engage counsel and other advisors to assist in such responsibility. In addition, the Audit Committee oversees the integrity of our financial statements and compliance with laws and regulations related to our financial statements and has the responsibility to establish procedures for the receipt and treatment of complaints regarding our financial statements, internal accounting controls or other related auditing matters. The Board of Directors has adopted a written charter for the Audit Committee, which is publicly available on the Company’s website at http://www.intersil.com/Corporate_ Governance/Intersil_Audit_Committee.pdf. The Audit Committee held nine (9) meetings and took no action by unanimous written consent in fiscal year 2009. The members of the Audit Committee during this period were Robert W. Conn, Mercedes Johnson, Jan Peeters and Robert N. Pokelwaldt. The Board of Directors has determined that each of the members of the Audit Committee is independent under the listing standards of The NASDAQ Stock Market and as that term is used in Section 10A(m)(3) of the Securities Act of 1934, as amended. The Board of Directors has determined that Messrs. Peeters and Pokelwaldt, and Ms. Johnson qualify as Audit Committee “financial experts” as that term is defined by applicable securities laws and SEC regulations, and has designated both Messrs. Peeters and Pokelwaldt as the Audit Committee’s financial experts.

Compensation Committee—reviews and approves salary and other compensation of executive officers and administers certain benefit plans and makes recommendations to the Board of Directors regarding compensation of the Board of Directors. The Compensation Committee also has the authority to administer, grant and make awards under the Company’s equity compensation plan. The Committee has delegated limited authority to a special subcommittee to grant and make such awards to employees who are not executive officers. A copy of the Compensation Committee’s written charter is publicly available on the Company’s website at http://www.intersil.com/Corporate_Governance/Intersil_Compensation_Committee.pdf. The Compensation Committee held eleven (11) meetings and acted by unanimous written consent seven (7) times in fiscal year 2009. The members of the Compensation Committee during this period were Gary E. Gist, Gregory Lang, James V. Diller, and James A. Urry. The Board of Directors has determined that each of the members of the Compensation Committee is independent under the listing standards of The NASDAQ Stock Market and Section 16 of the Securities Exchange Act of 1934, and each member, other than Mr. Diller, is an “outside director” within the meaning of the Treasury Regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”.)

Nominating and Governance Committee—identifies, reviews, evaluates and recommends potential candidates to serve on the Board of Directors and candidates to serve as Chairman of the Board and Directors of the Company and members of Board committees and monitors, evaluates and recommends guidelines for the Company’s corporate governance practices. In addition, the Nominating and Governance Committee serves as a focal point for communication between such candidates, our Directors who are not members of the Nominating and Governance Committee, and our management. A copy of the Nominating and Governance Committee’s written charter is publicly available on the Company’s website at http://www.intersil.com/Corporate_Governance/Intersil_N&G_Committee.pdf. The Nominating and Governance Committee held four (4) meetings and took no action by unanimous written consent in fiscal year 2009. The current members of the Nominating and Governance Committee are James V. Diller, Jan Peeters, Robert N. Pokelwaldt and James A. Urry. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent under the listing standards of The NASDAQ Stock Market.

The Board’s Role in Risk Oversight. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, and strategic risks. The full Board (or the appropriate Committee, in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate senior manager within the organization to enable it to understand the Company’s risk identification, risk management and risk mitigation strategies. When a Committee receives the report, the Chairman of the relevant Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting. Upon receiving such reports, the Board provides such guidance as it deems necessary. This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee oversees the Company’s policies with respect to risk assessment and risk management.

Risk Considerations in our Compensation Program. The Compensation Committee has reviewed compensation-related risks and the Committee does not believe the Company’s compensation programs encourage excessive or inappropriate risk-taking [or are otherwise reasonably likely to have a material adverse effect on the Company] for the following reasons:

•

The Company structures its compensation program to consist of both fixed and variable components. The fixed (or base salary) component of its compensation program is designed to provide income independent of the Company’s stock price performance so that employees of the Company will not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) components of compensation are designed to reward both short and long-term company performance, which we believe discourages employees from taking actions that focus only on the short-term success of the Company. For short-term performance, cash incentive awards are generally awarded based on semi-annual revenue and operating income performance. For long-term performance, the Company grants various types of equity-based awards that are designed to promote the sustained success of the Company. Stock option awards generally vest over four years and are only valuable if our stock price increases over time. Performance-based Deferred Stock Unit (“PDSUs”) awards generally cliff vest in three years based on the Company’s performance relative to an identified group of peer companies and Restricted Stock Units generally vest over four years. The Company feels that these variable elements of compensation are a sufficient percentage of overall compensation to motivate our executives and other employees to pursue superior short and long-term corporate results, while the fixed element is also sufficiently high to discourage the taking of unnecessary or excessive risks in pursuing such results.

•

Because revenue and operating income performance are generally the measures for determining incentive award payments, the Company believes its executives and other employees are encouraged to take a balanced approach that focuses on generating corporate revenue while taking into account operating expenses. If we are not profitable at a reasonable level, there are no payouts under the incentive award program.

•

The Company’s revenue and operating income performance targets are applicable to executives and employees alike, regardless of functional group. The Company believes this encourages consistent behavior and focus across the company, rather than establishing different performance metrics depending on an employee’s level in the company.

•

The Company caps the cash incentive award at 200% of target, which the Company believes also discourages excessive risk taking. Even if the Company dramatically exceeds its revenue and operating income performance targets, incentive award payouts are limited. Conversely, the Company has minimum revenue and operating income targets so that profitability below a certain level (determined by the Compensation Committee) results in no incentive award payouts.

•

The Company has strict internal controls over the measurement and calculation of revenue and operating income, designed to keep them from being manipulated by any employee, including our executives. In addition, all employees of the Company are required to be familiar with our Code of Corporate Conduct, which covers among other things, accuracy in keeping the Company’s books and records.

•

As part of the Company’s Insider Trading and Tipping Policy, the Company prohibits all hedging transactions involving Intersil stock so executives and other employees of the Company cannot insulate themselves from the effects of poor Intersil stock price performance.

Shareholder Communications. Shareholders and other parties interested in communicating directly with any of the individuals who are Directors of the Company or the Board of Directors as a group may do so by writing to Investor Relations, Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, California 95035. The Company’s policy is to deliver such communications directly to the Board of Directors.

Director Compensation and Related Party Transactions. Only Directors who are not also officers of the Company (“Outside Directors”) receive compensation for their services as Directors. Outside Directors are compensated as follows: the Chairman of the Board receives cash compensation in the amount of $75,000 per year paid in quarterly installments of $18,750. Other members of the Board receive cash compensation in the amount of $45,000 per year paid in quarterly installments of $11,250. The Audit Committee Chairman receives an additional cash retainer of $20,000 per year and other members of the Audit Committee receive an additional cash retainer of $10,000 per year; the Compensation Committee Chairman receives an additional cash retainer of $12,000 per year and other members of the Compensation Committee receive an additional cash retainer of $6,000 per year; and the Nominating and Governance Committee Chairman receives an additional cash retainer of $10,000 per year and other members of the Nominating and Governance Committee receive an additional cash retainer of $5,000 per year. The compensation for services as directors is generally reviewed on an annual basis. Directors are required to own a certain minimum dollar value of Intersil common stock to enhance the alignment of interests between shareholders and Directors. In fiscal year 2009, the common stock ownership requirement was twice the value of the annual retainer, which must be attained by the later of the fifth anniversary of the date of the Director’s initial election to the Board of Directors and the fifth anniversary of the date on which the ownership requirements became effective. Outside Directors also receive equity compensation consisting of a one-time appointment grant of stock options to purchase 25,000 shares of Intersil common stock and 4,000 deferred stock units (“DSUs”). Thereafter, Outside Directors receive an annual grant of stock options to purchase 5,000 shares of our common stock and 4,000 DSUs. Additionally, all Directors are reimbursed for travel and other expenses incurred in attending meetings of the Board of Directors or its committees. Related party transactions, if any, are reviewed by the Audit Committee.

Compensation Committee Interlocks and Insider Participation. During fiscal year 2009, no member of the Compensation Committee was an officer or employee of the Company, or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, other than Mr. Diller, who was formerly the CEO of Elantec Semiconductor, Inc., a subsidiary of the Company. No member of the Compensation Committee had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K. Furthermore, no member of the Compensation Committee had a relationship that requires disclosure under Item 402(j)(3) of Regulation S-K.

Submission of Director Nominations. The Nominating and Governance Committee will consider director nominees submitted by shareholders to the Board of Directors in accordance with the procedures set forth in the Company’s Restated Bylaws. Those procedures require a shareholder to deliver notice to the Company’s Secretary or Assistant Secretary at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders, except that if the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 70 days from such anniversary date, notice by the stockholder to be timely must be delivered not earlier than 120 days prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or, if the first public announcement of the date of such Annual Meeting is less than 100 days prior to the date of such Annual Meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. Such notice must be in writing and must include (i) the name and address of the nominating shareholder, as they appear on the Company’s books, (ii) the class and number of shares of the Company’s stock which are owned beneficially and of record by the nominating shareholder, (iii) the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (iv) any information regarding the nominee that is required under Regulation 14A of the Securities Exchange Act of 1934 (“Exchange Act”) to be included in a proxy statement relating to the election of Directors. Candidates recommended by the shareholders of the Company are evaluated on the same basis as other candidates (other than Directors standing for re-election) recommended by the Company’s Directors, officers, third party search firms or other sources.

Criteria and Diversity. Among the minimum qualifications, skills, and attributes that the Nominating and Governance Committee looks for in nominees are the following: (a) integrity, competence, and judgment essential to effective decision-making, (b) ability and willingness to commit the necessary time and energy to prepare for, attend, and participate in meetings of the Board of Directors and one or more of its standing committees, (c) freedom from other outside involvements that would materially interfere with the individual’s responsibilities as a director of the Company, (d) background and experience that complements or supplements the background and experience of other Board members, (e) freedom from interests that would present the appearance of being adverse to, or in conflict with, the interests of the Company, and (f) a proven record of accomplishment through demonstrated leadership in business, education, government service, finance, manufacturing or other relevant experiences that would tend to enhance Board effectiveness.

The evaluation process may include a comprehensive background and reference check, a series of personal interviews with the Board of Directors and the Chairman of the Nominating and Governance Committee or designated members of the Board, and a thorough review by the Committee of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria set forth above. In addition, the Nominating and Governance Committee considers cultural and geographical diversity in the director identification and nomination process. If the Committee determines that a candidate should be nominated for election to the Board of Directors, it will present its findings and recommendation to the full Board of Directors for approval.

ELECTION OF DIRECTORS

ITEM 1 ON PROXY BALLOT

The Company’s Directors are elected at each Annual Meeting and hold office until the election of Directors held at the following Annual Meeting. A plurality of the votes of eligible shares present in person or represented by proxy at the Annual Meeting is required for the election of directors. The Company’s Amended and Restated Certificate of Incorporation, and the Restated Bylaws of the Company, provide for a Board of Directors of not fewer than five and not more than eleven members. The Board of Directors currently consists of nine Directors.

Director candidates are nominated by the Board of Directors upon the recommendation of the Nominating and Governance Committee. The Nominating and Governance Committee has recommended the nine nominees below, each of whom is currently a director of the Company. Shareholders are also entitled to nominate director candidates for the Board of Directors in accordance with the procedures set forth under the heading “Corporate Governance—Submission of Director Nominations.”

The person named on the accompanying form of proxy will vote the shares “FOR” the nominees, unless you instruct otherwise. Each nominee has consented to stand for election and the Board of Directors does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and any substitute nominee(s) designated by the Board. Shareholders may cumulate their votes for Directors, and the Director elections are then determined by a plurality of the votes cast.

Director Qualifications

The following paragraphs provide information about each nominee as of the date of this proxy statement. The information presented includes information each Director has provided to the Company about his or her age, positions held, principal occupation and business experience for the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that each Director should serve as a Director, the Company also believes that all of our Director nominees have a reputation for integrity, honesty and adherence to high ethical standards. Each Director has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of services to Intersil and our Board. Finally, we value their significant experience on other boards of directors.

The following biographies provide a brief description of each nominee’s age, principal occupation and business experience, (as of March 11, 2010) and Directorships held in other corporations.

Nominees	Positions and Offices held with the Company
David B. Bell	Chief Executive Officer, President, and Director
Robert W. Conn	Director
James V. Diller	Director
Gary E. Gist	Chairman of the Board
Mercedes Johnson	Director
Gregory Lang	Director
Jan Peeters	Director
Robert N. Pokelwaldt	Director
James A. Urry	Director

BUSINESS EXPERIENCE OF DIRECTORS

David B. Bell, Chief Executive Officer, President, and Director. Mr. Bell, age 53, has served as our Chief Executive Officer, President and Director since February 13, 2008. Prior to this, Mr. Bell served as President, Chief Operating Officer, and Director of the Company from April 2, 2007 to February 12, 2008. Prior to joining the Company, Mr. Bell was employed for 12 years with Linear Technology Corporation (“LTC”), most recently, from June 2003 to January 2007, as its President. Prior to becoming President of LTC, from January 2002 to June 2003, Mr. Bell served as LTC’s Vice President and General Manager of Power Products and, from February 1999 to January 2002, as LTC’s General Manager of Power Products. From June 1994 to January 1999, he held the position of LTC’s Manager of Strategic Product Development. Mr. Bell has served on the Board of Directors of the Semiconductor Industry Association since March 2008. Mr. Bell’s qualifications to serve as a member of our Board of Directors include his more than 30 years of management experience at analog companies in positions including Chief Executive Officer, President, Chief Operating Officer and Research and Development Manager.

Robert W. Conn, Director. Dr. Conn, age 67, has been one of the Company’s Directors since April 2000. Dr. Conn was appointed President and director of the Kavli Foundation, a philanthropic organization, in April 2009. Dr. Conn has been President of Conn Engineering & Consulting, Inc. since 2002. In addition, he has been a Professor, Emeritus, at the University of California, San Diego since 2004. From 2002 to 2008, Dr. Conn was Managing Director of Enterprise Partners Venture Capital. From 1994 to July 2002, Dr. Conn was the Dean of the Jacobs School of Engineering, University of California, San Diego, and the Walter J. Zable Endowed Chair in Engineering. Dr. Conn served on the Board of Directors of ChipPAC, Inc. from 2002 through 2004, and on the Board of Directors of STATS ChipPAC, Inc. from 2004 through 2007. Presently, he is a member of the National Academy of Engineering and also serves on the Board of Directors of several privately-held companies. Dr. Conn’s qualifications to serve as a member of our Board of Directors include his academic experience as Professor of Engineering and Dean of a major university engineering department and his experience as a venture capitalist specializing in technology companies.

James V. Diller, Director. Mr. Diller, age 74, has been one of the Company’s Directors since May 2002. Mr. Diller is a retired Chairman of the Board of Elantec Semiconductor, Inc., a post he held from 1997 to May 2002. Mr. Diller served as a Director of Elantec Semiconductor, Inc. from 1986 to May 2002 when Elantec was acquired by Intersil. From November 1998 to July 2000, he served as Elantec’s President and Chief Executive Officer. Mr. Diller is a founder of PMC-Sierra, Inc., a company that engages in the design, development, marketing, and support of communications semiconductors, storage semiconductors, and microprocessors and was its President and Chief Executive Officer from 1983 to 1997; he is currently Vice Chairman of the Board of Directors. In addition, Mr. Diller became Chairman of the Board of Avago Technologies Limited, a leading global manufacturer of optoelectronics and analog interface components, in January 2010 and previously served on the Board of Avago since December 2005. He was a Director of Sierra Wireless, Inc. from 1993 through 2003. Mr. Diller also serves on the Board of Directors of a privately-held company. Mr. Diller’s qualifications to serve as a member of our Board of Directors include his extensive analog IC company management experience in positions such as Chairman of the Board, Chief Executive Officer, President and General Manager, and his experience as a product development engineer.

Gary E. Gist, Director. Mr. Gist, age 63, has been the Company’s Chairman of the Board since May 2005. Prior to this Mr. Gist served as a Director since the Company’s inception in August 1999. Mr. Gist has served as vice president of Palomar Display Products, a privately held company that engages in the development and integration of displays and computer systems for demanding applications used in harsh environments, since January 2009. He has also served as a member of the Board of Directors of Palomar Display Products since May 2009. From 1995 to 2008, Mr. Gist served as the President and Chief Executive Officer of Palomar Technological Companies. Mr. Gists’s qualifications to serve as a member of our Board of Directors include his management experience as Director, Chief Executive Officer and President of a technology company providing products to the semiconductor industry and his financial experience as a CPA with a prominent public accounting firm.

Mercedes Johnson, Director. Ms. Johnson, age 56, has been one of the Company’s Directors since August 2005. Ms. Johnson has served as Vice President, Finance and Chief Financial Officer of Tri Alpha Energy, a privately held company engaged in plasma fusion technology, since January 2010. She was previously the Senior Vice President of Finance and Chief Financial Officer at Avago Technologies from November 2005 to August 2008. Prior to her employment with Avago, Ms. Johnson worked for Lam Research Corporation, serving as its Senior Vice President of Finance from June 2004 to January 2005, and as its Chief Financial Officer from April 1997 to May 2004. Ms. Johnson has served on Micron Technology, Inc.’s Board of Directors since June 2005. She also served on the Board of Directors for Storage Technology Corporation from January 2004 to August 2005. Ms. Johnson’s qualifications to serve as a member of our Board of Directors include her experience as a senior financial executive at semiconductor and semiconductor equipment companies, and as a board member of a publicly-traded semiconductor company.

Gregory Lang, Director. Mr. Lang, age 46, has been one of the Company’s Directors since February 2006. Mr. Lang has served as President, Chief Executive Officer and Director of PMC-Sierra, Inc., a company that engages in the design, development, marketing, and support of communications semiconductors, storage semiconductors, and microprocessors, since May 2008. In March 2008, Mr. Lang resigned his position as President, Chief Executive Officer and Director of Integrated Device Technology Inc. (“IDT”). Mr. Lang joined IDT as President in October 2001, was appointed Chief Executive Officer in January 2003 and elected to the IDT Board of Directors in September 2003. Prior to joining IDT, Mr. Lang held the position of Vice President and General Manager of Intel’s platform networking group. Previously he managed Intel’s Ethernet, storage I/O processing, home networking and broadband businesses. Mr. Lang’s qualifications to serve as a member of our Board of Directors include his 23 years of experience in the semiconductor industry in positions including Chief Executive Officer, President and Vice President and General Manager.

Jan Peeters, Director. Mr. Peeters, age 58, has been one of the Company’s Directors since April 2000. Mr. Peeters is Chairman and Chief Executive Officer of Olameter Inc., a meter asset and data management company, which he formed in 1998. He presently serves, since 1998, as Chairman of Cogeco Inc. and Cogeco Cable Inc., publicly-traded Canadian companies in the areas of broadcasting and cable. He also serves as Chairman, since 1999, on the Board of iNovia Capital, a venture capital company. In addition, Mr. Peeters serves as Chairman, since 2009, on the Board of GGFI, a small-cap financing company. Mr. Peeters served as Governor of McGill University from 1999 to 2009. He also served on the Board of Directors of Call-Net, a publicly-traded Canadian telecommunications company, from 1999 to 2002. He was previously founder, vice-chairman, president and CEO of Fonorola Inc., a facilities-based long-distance telephone company from 1988 to 1998, at which time it was acquired by Call-Net Enterprises Inc. Mr. Peeters’ qualifications to serve as a member of our Board of Directors include his senior executive experience at public and private companies in positions such as Chairman, Director and Chief Executive Officer.

Robert N. Pokelwaldt, Director. Mr. Pokelwaldt, age 73, has been one of the Company’s Directors since April 2000. Mr. Pokelwaldt was previously Chairman and Chief Executive Officer of YORK International Corporation, a manufacturer of air conditioning and cooling systems from January 1993 until his retirement in October 1999. While at YORK International Corporation, he also served as President, Chief Executive Officer and Director from June 1991 to January 1993 and was President and Chief Operating Officer from January 1990 to June 1991. Mr. Pokelwaldt retired from the Board of Directors of Carpenter Tech in May 2004 and presently serves on the Board of Directors of Mohawk Industries, Inc. Mr. Pokelwaldt’s qualifications to serve as a member of our Board of Directors include his senior executive experience at public and private companies in positions such as Chairman, Director and Chief Executive Officer.

James A. Urry, Director. Mr. Urry, age 56, has been one of the Company’s Directors since the Company’s inception in August 1999. Mr. Urry is a Partner at Court Square Capital Partners, a private equity firm. Mr. Urry is also Director of Lyris, Inc., a leading marketing technology company that provides hosted and installed software solutions. He also served as a Director of AMI Semiconductor prior to the merger of AMI and ON Semiconductor on March 12, 2008. Previously, Mr. Urry was a Partner at Citigroup Venture Capital Ltd. from 1989 to 2006. Mr. Urry’s qualifications to serve as a member of our Board of Directors include his experience as a senior executive at private equity firms, and as a Director at a public semiconductor firm.

The Board of Directors recommends a vote “FOR” each of the nominees listed.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ITEM 2 ON PROXY BALLOT

The Board of Directors, acting upon the recommendation of the Audit Committee, asks that the shareholders ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm to audit and report upon the financial statements of the Company for the 2010 fiscal year. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. Unless otherwise specified by the shareholders, the shares of stock represented by the proxy will be voted FOR ratification of the appointment of KPMG LLP as the Company’s independent accountants.

In the event the shareholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its shareholders.

One or more representatives of KPMG LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that the shareholders vote “FOR” the ratification of the selection of KPMG LLP to serve as the Company’s independent registered public accounting firm for the 2010 fiscal year.

APPROVAL OF THE INTERSIL CORPORATION

EXECUTIVE INCENTIVE PLAN

ITEM 3 ON PROXY CARD

The Executive Incentive Plan is intended to promote the growth and performance of Intersil by linking a portion of the total compensation for certain key employees to the attainment of applicable financial objectives. The Executive Incentive Plan has the further purpose of fulfilling Intersil’s objective of offering a competitive total compensation package to its employees, thus enabling Intersil to attract and retain employees of high caliber and ability.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits to $1 million per year the federal income tax deduction for compensation paid by a public company to certain key individuals. This $1 million per year limit does not apply to compensation that qualifies as “performance-based compensation” under regulations adopted under the Code (“Regulations”). The Board of Directors has decided to seek shareholder approval of the Executive Incentive Plan at this meeting so that compensation payable pursuant to the Executive Incentive Plan will be deductible performance-based compensation under Code Section 162(m).

If shareholder approval is not received at this Annual Meeting, the Executive Incentive Plan will remain effective until further amended. In such case, Intersil has made no determination as to what action it might take with respect to the “covered employees.”

Summary of Material Terms of the Executive Incentive Plan

The following summary of the principal features of the Executive Incentive Plan is subject to the complete terms of the Executive Incentive Plan, a copy of which is attached to this proxy statement as Exhibit A.

Eligible Participants. All salaried employees of Intersil, its subsidiaries and affiliates are eligible to be selected to participate in the Executive Incentive Plan. Participants of the Executive Incentive Plan currently consist of the Chief Executive Officer and members of the executive staff who report directly to the Chief Executive Officer. Currently, eight employees participate in the plan.

Administration. With respect to participation in the Plan by Executive Officers, the Plan shall be administered by the Committee. With respect to participation in the Plan by Participants who are not Executive Officers, the Plan shall be administered by the Committee, or the Chief Executive Officer, in accordance with the Company’s compensation practices, and all references herein to the “Committee” shall be deemed to mean the “outside directors” of the Board or the Chief Executive Officer, as the case may be.

Performance Goals and Awards. Pursuant to the Executive Incentive Plan, the Committee establishes a “target annual incentive award” for each participant for the performance period and selects performance goals for the participant from among the following measurements: Intersil’s revenue, earnings per share, net income, operating income, return on equity, return on capital, return on assets, total stockholder return or cash flow, or any combination thereof. For each performance period, the Committee also establishes a formula or matrix prescribing the extent to which a participant’s target annual incentive award may be earned based on the degree of achievement of such performance goal or goals. The maximum amount of an actual executive incentive payout that may be awarded to a participant may not exceed 200% of the participant’s target annual incentive award. The Committee also may determine that the annual incentive award payable will be based upon the attainment of performance goals comparable to those specified above, but in whole or in part applied to the results of a subsidiary, business unit or other such business entity of Intersil for which a participant has substantial management responsibility. Except in the case of executive officers of Intersil, the Committee may also designate any other factor or factors to serve as performance goals.

Each executive officer’s target annual incentive award and performance goal or goals for a plan year will generally be established by the Committee not later than 90 days after the period for which performance is to be measured has commenced, but in no event after 25% of the period has expired, and the goal or goals will not thereafter be changed. A target annual incentive award payable to an executive officer may be reduced (but not increased) by the Committee in its sole discretion and in any event will not exceed $2,000,000 for any plan year.

Adjustments. The Committee has authority to make adjustments in the method of calculating achievement of performance goals in recognition of the effects of changes in accounting standards or methods and unusual or nonrecurring events that would have the effect of reducing an incentive award otherwise payable under the Executive Incentive Plan. However, these adjustments must be made in a manner consistent with Section 162(m) of the Internal Revenue Code, and no adjustment may impair the rights of any participant without his or her consent.

Payment. Benefits or amounts that will be received by or allocated to participants in the Executive Incentive Plan are not determinable until the completion of the performance period. The Committee may permit partial payments to participants based upon quarterly results, but the final payments are determined after completion of the performance period.

Amendment. The Board or the Committee may amend, suspend, or terminate the Executive Incentive Plan at any time provided that no such termination or amendment may alter a participant’s right to receive a distribution previously earned by such participant under the Executive Incentive Plan.

Plan Benefits

(in thousands)

Name and Position	Executive Incentive Plan Dollar Value (1)
David B Bell, President and Chief Executive Officer	$660
Jonathan A. Kennedy, Senior Vice President and Chief Financial Officer	$200
Sagar M. Pushpala, Senior Vice President, Worldwide Operations and Technology	$243
Peter R. Oaklander, Senior Vice President, Power Management Products Group	$265
Susan J. Hardman, Senior Vice President, Analog and Mixed Signal Products Group	$205

Executive Group:	$2,131

Non-Executive Officer Employee Group:	None

Non-Executive Director Group:	None

(1)	Dollar values are based on the target bonus opportunity granted to executive officers for fiscal year 2010. Amounts granted in subsequent years may differ.

The Board of Directors recommends a vote FOR approval of the

Intersil Corporation Executive Incentive Plan.

SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

The shareholder meeting for the next fiscal year will be held on or about May 4, 2011. Shareholders wishing to have a proposal included in the Company’s 2011 Proxy Statement must submit the proposal so that the Secretary of the Company receives it no later than November 29, 2010, 120 days prior to the first anniversary of the date this Proxy Statement was released to shareholders. The Securities and Exchange Commission rules set forth standards as to what shareholder proposals are required to be included in a proxy statement.

For any proposal that is not submitted for inclusion in next year’s Proxy Statement (as described above) but is instead sought to be presented directly at next year’s Annual Meeting, SEC rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business on February 4, 2011 and advises shareholders in next year’s Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (b) the Company does not receive notice of the proposal prior to the close of business on February 4, 2011. Notices of intention to present proposals at the 2011 Annual Meeting should be addressed to the Senior Vice President, Secretary and General Counsel of Intersil Corporation.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

ON THE FINANCIAL STATEMENTS OF THE COMPANY AND

THE INDEPENDENCE OF THE COMPANY’S AUDITORS

Report of the Audit Committee to the Full Board of Directors of Intersil Corporation

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee appoints the independent accounting firm to be retained to audit the Company’s financial statements, and once retained, the independent accounting firm reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the accounting firm with respect to financial statements, financial records and financial controls of the Company and makes recommendations to the Board of Directors as it deems appropriate from time to time. The Audit Committee is responsible for pre-approving both audit and non-audit engagements with the independent accountants. The Board of Directors has adopted a written charter setting forth the functions the Audit Committee is to perform, and this report is made pursuant to that charter.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent accountants are responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

The Audit Committee met with management periodically during fiscal year 2009 to consider the adequacy of the Company’s internal controls, and discussed these matters and the overall scope and plans for the audit of the Company with the Company’s independent accountants during that time period, KPMG LLP. The Audit Committee also discussed with senior management and KPMG LLP the Company’s disclosure controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2009 Annual Report on Form 10-K with management, including a review of the quality, in addition to the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with KPMG LLP, the firm responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by Statement on Auditing Standards No. 114. The Audit Committee has received the written disclosures and the letter from the Company’s independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence. In addition, the Audit Committee reviewed with the independent accountants their independence, including the compatibility of non-audit services performed with the accountants’ independence.

The Audit Committee discussed with KPMG LLP the overall scope and plans for their audit. The Audit Committee met with KPMG LLP with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held nine (9) meetings and took no action by unanimous written consent in fiscal year 2009.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 1, 2010 for filing with the Securities and Exchange Commission.

The Audit Committee has appointed the firm of KPMG LLP, independent registered public accountants to audit and report upon the Company’s financial statements for the fiscal year ending December 31, 2010. The Company is requesting shareholder ratification of the appointment of KPMG LLP. In appointing KPMG LLP as the Company’s auditors for fiscal year 2010, the Audit Committee has considered whether KPMG LLP’s provision of services other than audit services are compatible with maintaining their independence.

AUDIT COMMITTEE

Jan Peeters, Committee Chairman
Robert W. Conn
Mercedes Johnson
Robert N. Pokelwaldt

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis—This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation programs, together with a description of the material factors underlying the decisions which resulted in the 2009 compensation provided to the Company’s Chief Executive Officer, Chief Financial Officer and three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) (collectively referred to as the “Named Executive Officers”), as presented in the tables which follow this CD&A.

Role of Compensation Committee. The Compensation Committee of the Board of Directors (the “Compensation Committee”) is responsible for developing the Company’s executive compensation philosophy and for establishing, overseeing and directing the Company’s executive compensation programs and policies. These duties include reviewing and approving the salary and other compensation (such as incentive pay) of the Company’s officers and other key executives (including the Named Executive Officers), and administering the Company’s 2008 Equity Compensation Plan (“2008 Equity Plan”). In determining the forms and amount of compensation to be provided to the Company’s executive officers, the Compensation Committee seeks to align executive compensation with the Company’s financial performance in order to enhance shareholder value. The Compensation Committee also considers our overall business plan (which is established on a semiannual basis by the Board of Directors) in setting the Named Executive Officers’ compensation to ensure that our compensation practices and policies remain consistent with our business goals. The Compensation Committee consists of four non-employee directors: James A. Urry, Gary Gist, Gregory Lang and James V. Diller. The full background of each member of the Compensation Committee can be found under the “Business Experience of Directors” section.

The Compensation Committee receives advice from an outside compensation advisor, Radford Surveys and Consulting (“Radford”), which reports to the Company’s management team. The Compensation Committee considers the information provided by, and recommendations of, Radford when making executive and non-executive compensation decisions. Radford is a recognized leader in compensation market intelligence. Radford provides strategic guidance and acts as an advisor to the Company’s management team and to the Compensation Committee by leveraging its extensive database and significant industry expertise. Through Radford’s services, the Compensation Committee is able to not only compare the Company’s practices with the high technology industry but can specifically use their data and expertise to compare the Company’s compensation practices with an identified list of peer semiconductor industry companies.

In addition, in 2009, the Compensation Committee engaged Compensia, which acts as an independent compensation advisor and only performs duties at the direction of the Compensation Committee and does not perform any duties for the Company’s management team. Compensia was engaged to provide completely non-biased guidance to the Compensation Committee. Compensia provided no non-executive services to the Company in 2009.

In 2009, the Compensation Committee met eleven (11) times with the management team and acted by Unanimous Written Consent seven (7) times. Generally, the management team, consisting of the Senior Vice President of Human Resources, the Corporate Compensation Director and the Chief Executive Officer, reviews data from Radford and prepares recommendations for the Compensation Committee related to cash and equity compensation for the Named Executive Officers, as well as for the overall employee population. The Compensation Committee, the management team and Radford then meet to discuss these recommendations or specific compensation issues. Final decisions on compensation matters are then made by the Compensation Committee with Compensia, the Compensation Committee’s independent advisor, participating in the discussion. In addition to the eleven (11) meetings mentioned above, the Compensation Committee held “pre-meetings” in advance of certain regularly scheduled meetings to review compensation information and discuss topics that would be covered at the next regularly scheduled Compensation Committee meeting at which approval of various recommendations was required. The Compensation Committee, at times, met in executive sessions without the management team. Compensia was generally present at the executive sessions. Compensia’s role during these meetings was to provide unbiased guidance on any material or data presented by Radford during the course of the Compensation Committee meeting in the form of advice on decisions, guidance on executive compensation trends or interpretation of complex data. The Compensation Committee also met regularly with Radford and key executives from the Company, such as the Senior Vice President, Human Resources and the Corporate Compensation Director, to review best practices and marketplace trends in order to remain educated on compensation issues, and review recommendations from Radford and/or company management regarding compensation and equity for executives and other employees. In addition, each year, the management team works with the Chairman of the Compensation Committee to establish a full compensation agenda for the following year which is approved by the Compensation Committee.

Compensation Philosophy and Objectives— The Compensation Committee’s compensation philosophy consists of developing programs and practices that:

(i)	attract and retain exceptional executives;

(ii)	motivate and reward behavior consistent with our values that will yield desired financial results;

(iii)	maximize shareholder value by emphasizing both the short-term and strategic focus of the business;

(iv)	are highly responsive to Company performance; and

(v)	facilitate congruence between shareholder interests and employee interests through ownership of the Company’s common stock.

Consistent with this philosophy, the Compensation Committee believes that it is important for a substantial percentage of our Named Executive Officers’ compensation to be in the form of incentive compensation and long-term equity awards that are tied directly to the performance of the Company and the value of the Company’s common stock. The Compensation Committee believes that tying the Named Executive Officers’ compensation to Company performance will better align the interests of the Named Executive Officers with our shareholders.

Compensation Analysis— The Compensation Committee engages in significant market analysis to determine appropriate compensation in the semiconductor and high technology industries. In determining appropriate compensation, Radford and the Compensation Committee use a comparative framework to identify peer companies and utilize data sources to assist in the assessment of job levels and compensation programs and practices. This framework includes considering information primarily from the semiconductor industry, as well as considering a broader base from the overall high technology industry when appropriate. The information that is considered by the Compensation Committee in making these determinations is provided by Radford through its extensive survey network, as well as from public filings of peer companies regarding executive pay. Consideration is given to the following factors when establishing an appropriate group of peer companies within the semiconductor industry to use in comparing compensation, benefits and equity information: company revenue (typically considering companies in the $500M – $2.5B range), company size (typically 500 – 4,000 employees), company products (specifically if there is a significant analog chip component to their business), and if the Company (at times) competes with the company for labor. The aforementioned criteria was designed to identify companies that are similar in revenue and employee population with the Company and that would typically compete for talent with the Company, making them appropriate for measuring compensation practices. In 2009, our peer group included the following companies:

Altera	Marvell Technology	ON Semiconductor
Analog Devices	Maxim Integrated Products	Power Integrations
Fairchild Semiconductor	Micrel	Semtech
Integrated Device Technology	Microchip Technology	Silicon Laboratories
International Rectifier	Microsemi	Xilinx
Linear Technology	National Semiconductor

Compensation Components

Overview— The Compensation Committee believes that there should be three main components to compensation: base pay, incentive pay and equity compensation. The Compensation Committee’s compensation philosophy is to pay base salary at market rates and provide above market total cash earning opportunities when individual and Company performance meets or exceeds specified targets. The Compensation Committee considers this compensation philosophy appropriate because it allows us to compete for talent with a range of peer companies ensuring our ability to attract and retain talent from both larger and smaller peer companies. This philosophy is applied consistently across the Company to executives and non-executives alike. In addition to comparing compensation to our peer group, an individual’s incentive and equity compensation is based upon individual and Company performance for a defined performance period, as explained below.

Base Salary. The annual base salaries of the Company’s Named Executive Officers are set at levels designed to provide the Named Executive Officers with a source of income throughout the year, while recognizing that a substantial portion of each Named Executive Officers’ compensation will be contingent on performance, either in the form of annual incentives or equity-based awards. Mr. Bell’s base salary is determined in accordance with his employment agreement with the Company, while the remainder of the Named Executive Officers’ base salaries are determined by the Compensation Committee. Base salaries of the Named Executive Officers are recommended by Mr. Bell reviewed and approved annually by the Compensation Committee and may be adjusted in accordance with the following:

•	Base salary data provided by Radford regarding our defined peer group and larger industry market.

•

Internal review performed by the Senior Vice President of Human Resources and Chief Executive Officer and presented to the Compensation Committee both individually and relative to other Company executives.

•	Individual performance of the executive, expected future contributions, and the scope and nature of responsibilities.

Annual Cash Incentive. The Compensation Committee’s compensation philosophy supports that a substantial portion of the Named Executive Officers’ annual compensation should be tied to the financial results of the Company in order to reward only exceptional individual performance and overall Company success. Annual incentive compensation for Named Executive Officers is delivered through the Company’s Executive Incentive Plan (“EIP”). Cash incentive payout targets under the EIP are established for six-month performance periods during each calendar year based upon financial targets, such as revenue, operating income, return on capital or other financial metrics and, at times, strategic and organizational objectives. The performance objectives and targets are approved by a Sub-Committee of the Compensation Committee, which consists of Messrs. Urry, Gist, and Lang (the “Sub-Committee”), near the beginning of each performance period, and performance against the objectives is measured at the end of each performance period. Based upon the Company’s financial performance, the actual payouts under the EIP can range from 0% – 200% of target. Typically, the EIP targets are based 60% on revenue targets and 40% on operating income targets and are based not only on the absolute growth of the Company but also on the Company’s financial performance relative to our peer group.

For the first half of 2009, it was determined that due to economic conditions and the need to reduce some operating expenses, there would be no EIP targets or payout. For the second half of 2009, bonuses under the EIP (as well as for the entire Company) were based on a pool created by a flat percentage of the Company’s operating income. Specifically, if the Company achieved at least 85% of its internal operating profit goal of $39.1M. the bonus pool would equal 8.7% of the internal operating profit goal. The Sub-Committee determined that rewarding the Named Executive Officers based upon these metrics ensures that executive incentive pay remains in-line with overall Company financial performance and achievement of the Company’s overall business plan, while at the same time maintain cost containment efforts in-line with our 2009 goals. For the second half of 2009, the Company’s internal operating profit goal was $50.4M which resulted in each Named Executive Officer earning a bonus under the EIP for the second half of 2009 (which was paid on January 29, 2010). For fiscal year 2009, each Named Executive Officer’s bonus under the EIP was 31.57% of his or her target cash incentive for the fiscal year. This represents a 0% payout for the first half of the year (as the EIP was suspended for this portion of the year) and a 63.14% payout for the second half of the year. To determine the payout percentage for the second half, the total pool (as described above), was compared to the total possible pool at target (the sum of individual target incentives) and found to be 63.14% of the target pool. That payout percentage (63.14%) was then applied to each individual’s payout. These bonuses are described in detail below, and are also listed in the Summary Compensation Table and the Grant of Plan-Based Awards Table.

Individual target incentives for the NEOs are approved by the Compensation Committee. The Chief Executive Officer makes recommendations to the Compensation Committee regarding target incentives for the other NEOs based on input from our compensation consultants regarding market competitiveness as well as the performance of each individual.

Discretionary Bonus. Discretionary bonuses are intended to reward certain senior executives for extraordinary individual performance or recognizing an increase in scope of responsibilities. In 2009, only Mr. Kennedy received a discretionary bonus in recognition of his individual contributions to the Company, and specifically associated with his promotion to Senior Vice President and Chief Financial Officer. The Company’s management team and the Compensation Committee felt that a cash bonus of $35,000 was warranted to compensate Mr. Kennedy for the three months he served as interim Chief Financial Officer. The Compensation Committee also determined that it was appropriate to pay Mr. Kennedy a discretionary bonus in the amount of $15,000 in connection with his relocation to the Company’s headquarters. Discretionary bonuses are generally paid in cash in an amount reviewed and approved by the Compensation Committee and ordinarily are paid in a single installment.

Total Cash Compensation. The Compensation Committee’s philosophy is to pay executive cash compensation at or near the 50th percentile for base salary and at or near the 60th percentile for total cash compensation. In 2009, our Named Executive Officers were paid, in aggregate, slightly above the 50th percentile for base pay and slightly below the 60th percentile for total cash compensation. We expect to continue with this general philosophy for base salary and total compensation in 2010.

Equity Compensation. The Compensation Committee’s equity compensation philosophy takes into account factors such as employee participation rate, performance, and retention. Equity compensation is distributed to a majority of the Company’s exempt employees and to a limited number of non-exempt employees. Grants of equity-based awards are intended to reward performance, and as a result, emphasis is placed on distributing the appropriate amount of grants to individuals who can have a direct impact on the Company’s performance. During the annual review of executive compensation, the Compensation Committee reviews the mix of time-based and performance-based equity and, in 2009, used a mix of equity instruments for both executives and non-executives.

The Compensation Committee believes that long-term performance is supported through an equity ownership culture which utilizes the use of stock option grants, and performance-based and time-based equity awards to encourage sustained performance by the Company’s executive officers. Our equity compensation program for the Named Executive Officers is a combination of Deferred Stock Units (“DSUs”), Performance-Based Deferred Stock Units (“PDSUs”), Restricted Stock Units (“RSUs”) and employee stock options, all of which are granted under the 2008 Equity Plan.

The Sub-Committee authorizes the issuance of equity grants and awards under the 2008 Equity Plan. Similar to base salary considerations, the Sub-Committee considers market and compensation data, as well as each Named Executive Officer’s overall equity compensation position, existing long-term incentives, retention, and the performance of each Named Executive Officer and the Company when determining the number of equity awards to grant to the Named Executive Officers. Generally, the Company aims to deliver equity compensation to executives at the 60 th to 65th percentile versus the peer group and overall industry market described above. The Compensation Committee believes that granting equity-based awards within this range relative to our peer group will allow the Company to attract and retain the talent necessary to execute our business plans and achieve our goals. An executive’s equity compensation may fluctuate based on individual and Company performance while still taking into consideration competitive market data.

The Compensation Committee delegates some responsibility to a secondary committee which is made up of the Chief Executive Officer and Senior Vice President of Human Resources to approve stock option grants to employees below the Chief Executive Officer and executive staff level as long as approval is within the aforementioned guidelines. The Compensation Committee retains authority for all grants made to Named Executive Officers, other executives reporting to the Chief Executive Officer and grants to newly appointed vice presidents. However, the Sub-Committee approves equity grants and performance standards for performance-based compensation given to the Company’s executive officers.

Timing of awards—The Named Executive Officer’s annual grants, whether stock options or stock awards, are typically awarded at the same time that annual grants are distributed to non-executive employees unless the award is connected to another significant event such as new hire, recognition, promotion or contractual agreement. Annual grants for all employees are awarded during our annual performance management and salary review cycle which typically occurs in the March/April timeframe.

Executive Ownership Requirements—In 2003, consistent with the Compensation Committee’s philosophy to enhance the alignment of interests between shareholders and the Named Executive Officers, the Compensation Committee established minimum ownership requirements for certain senior executives. In the table below are the ownership requirements, expressed as a multiple of base salary that must be attained by certain Named Executive Officers within a 5-year period from their date of hire or date of promotion into the position requiring ownership. Executive ownership is calculated using the fair value of DSUs, PDSUs and RSUs granted (vested and unvested) and the cost basis of shares purchased through option exercise or shares purchased through our employee stock purchase plan or in the open market. Consideration is given to the current value (number of shares owned multiplied by the current price at ownership implementation) for shares owned. In 2007, ownership requirements were reviewed and revised as shown below (these requirements remained the same for 2009):

Position	Multiple of Base Salary	Time to Attain
Chief Executive Officer	4X	5 years
Chief Financial Officer	2X	5 years

A recent review of the executives named above and their ownership attainment revealed that each is on track to meet the goal within the timeframe indicated. In order to further ensure that the financial interests of the Named Executive Officers are aligned with the interests of the Company’s shareholders, the Company has a policy that prohibits Named Executive Officers and other employees from taking a short position in the Company’s stock, and which also prohibits them from trading the Company’s stock during certain periods of time associated with earnings or other significant announcements.

Stock Options. Stock options granted by the Sub-Committee have an exercise price equal to the fair market value of our common stock on the date of grant, typically vest 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter based upon continued employment over a four year period, and generally expire seven years after the date of grant. The Company issues annual grants of stock options on the first trading day of the second quarter of each year.

The Compensation Committee approves the pool of stock options to be distributed to all employees, including the Named Executive Officers, during the course of the fiscal year in the form of annual, recognition, promotion, and new hire grants. Annually, the Compensation Committee reviews and approves specific guidelines under which stock option grants can be made. The Compensation Committee also receives a quarterly summary of stock options and other awards granted during each quarter.

Performance-Based Deferred Stock Units (PDSUs). To reinforce our high-performance, results-oriented culture, in 2006, the Company started issuing PDSUs. PDSUs are subject to performance targets based upon the Company’s performance in revenue growth and operating income growth compared to a peer group of companies and the actual number of PDSUs issued depends on such performance. PDSUs are structured in this manner so that our performance, would be measured, truly relative to peers. It was considered that industry wide economic fluctuations would be normalized by using a “relative-to-peer” measurement for both operating income and revenue growth. In order to determine the actual payout, a calculation is done taking into consideration base revenue and operating income at the beginning of the performance period and this information is compared to the Cumulative Average Growth Rate (CAGR) during a subsequent three year period. These calculations determine growth percentages for each peer company for revenue and operating income compared to the Company’s growth percentages for revenue and operating income during a three year performance period. Payout is based on a matrix of placement or ranking within quartiles compared to our peer companies. A combination of quartile placement for both revenue and operating income is used to determine the payout. For 2006, Intersil performed in the top quartile for revenue and the second quartile for operating income resulting in a 150% payout. The PDSUs issued in 2006 cliff vested in April 2009 and paid out at 150% of target based on the performance measurements described above. PDSUs were also issued in April of 2007, 2008 and 2009. Each of these grants cliff vest three years after the grant date and the actual number of PDSUs distributed will be based on the Company’s financial performance as described above. The measurement of the growth in operating income is inclusive of the impact of equity compensation. With respect to the PDSUs granted in 2009, the group of companies against which the Company’s revenue growth and operating income growth will be compared is listed above in the section titled “Compensation Analysis.”

The actual number of shares ultimately issued in respect of PDSUs may range from 0 – 150% of the original grant based upon the Company’s performance. The actual payout is determined by a matrix based on relative ranking of revenue and operating income growth performance compared to the peer group. Recipients may elect to defer receipt of the common stock represented by the PDSU award for five-year deferral periods, subject to the terms and conditions of the award. Dividend equivalents will accrue during the vesting and/or deferral period and be paid out following the vesting date or the expiration of the deferral period. Since these PDSUs can constitute a form of non-qualified deferred compensation, the 2008 Equity Plan has been designed to be in compliance with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Restricted Stock Units. In 2009, the Company issued, and may in the future elect to continue to issue, RSU awards to some of our senior executives or specific key employees. RSUs typically vest annually at 25% per year beginning on the first anniversary of the date of award and become fully vested in 4 years. The use of RSUs has been incorporated into our overall equity compensation philosophy and practices for stock eligible employees across the Company.

In January 2010, a special grant of time-based RSU awards were issued to each of the Named Executive Officers along with other members of the executive leadership team. The awards were issued as part of the Company’s efforts to retain key executives and improve the long-term incentive market position of these executives. Specifically, David Bell received 81,000 RSUs, Jonathan Kennedy received 20,000 RSUs, Sagar Pushpala received 10,000 RSUs, Peter Oaklander received 25,000 RSUs and Susan Hardman received 20,000 RSUs. The RSUs vest over a two year period with 50% of the shares vesting on the first anniversary of the date of the award and 50% of the shares vesting on the second anniversary of the date of the award.

Equity Run Rate. The Compensation Committee periodically reviews both the gross and the net run rate for equity, compared to both our peer group and the broader industry practices as summarized by Radford, when reviewing recommendations for the annual stock pool to be distributed to employees.

During 2009, options issued totaled 2,610,505. In addition, 1,325,233 deferred stock/restricted stock units were issued. Of the 3,935,738 total options/units issued, 487,053 were PDSUs which have not yet vested or been earned. However, there were PDSUs issued in 2006 which vested and became fully earned in 2009 and equated to 145,000 shares. The Company had basic weighted average shares outstanding for 2009 of 122,305,034 shares. The Company understands that some shareholder advisory organizations do not count unvested or unearned performance-based restricted stock units in their run rate calculations until the awards are vested or earned, thus, the issuance of performance-based restricted stock units initially has a positive impact on the Company’s run rate in certain years as viewed by certain shareholder advisory organizations and shareholders.

Other Compensation

401(k)—In 2009, the Named Executive Officers were able to participate in the Intersil Corporation Retirement Plan (the “401(k) Plan”). All Intersil employees may begin participation in the 401(k) Plan on their first day of employment with the Company; however, Company matching contributions do not begin until an individual has reached his or her one-year anniversary with the Company. For employees who reach their one-year anniversary, the Company begins to match 100% of contributions on the first 6% of compensation deferred under the 401(k) Plan. Company matching contributions are subject to a five-year vesting schedule based upon an individual’s tenure with the Company. The 401(k) Plan also has an after-tax provision for all employees that allows additional after-tax dollars to be contributed to the 401(k) Plan.

Non-Qualified Deferred Compensation Plan—The Company has made available certain Non-Qualified Deferred Compensation Plans (“DCP”) which allow executives and directors in the Company who earn compensation greater than $150,000 per year to defer up to 100% of their base salary and up to 100% of their cash incentive bonus on a pre-tax basis. Effective January 1, 2008, the Company adopted the Intersil Corporation Deferred Compensation Plan (the “New Deferral Plan”), which provides benefits that are substantially similar to the Company’s non-qualified deferred compensation plans previously in force. Upon enrollment, participants select from a number of investment choices selected by the Company’s Retirement Committee, and the investment performance of the selected funds, net of fees, is thereafter credited to the participant’s account. Under the New Deferral Plan, the Company has the option to make discretionary contributions to the accounts of the participants which shall vest on such schedule as the Compensation Committee may determine at the time such contributions are made. In 2009, none of the Named Executive Officers made contributions to the New Deferral Plan and the Company did not make any discretionary contributions to the New Deferral Plan.

Benefits under the DCP will be paid no earlier than the month following the participant’s termination or retirement from the Company subject to any requirement of Section 409A of the Code. However, the Retirement Committee of the Company can, in its sole discretion, pay the benefit in cash in the event of an unforeseen financial hardship. Benefits can be received in a lump sum or annual installments as elected by the participant. In the event of death, the benefits will be paid as soon as practical to the participant’s beneficiary. In 2009, there were 31 participants in this plan. The New Deferral Plan is funded by the company through the use of mutual funds and corporate owned life insurance (COLI).

Under the New Deferral Plan, participants can elect to receive in-service distributions no earlier than two years from the beginning of the plan year in which deferrals are made. Subject to Section 409A of the Code, participants can also elect to receive lump sum or annual installments in the event of termination, death, or change in control.

Perquisites—The Company wants to ensure that its executives have the best information available to them to maintain their health. To that end, the Named Executive Officers are eligible to receive an annual executive physical eligible for reimbursement up to a maximum of $2,500 for executive physical examinations. The Named Executive Officers are also eligible for reimbursement for personal tax preparation up to a maximum reimbursement of $3,000. Consistent with the Company’s compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our Named Executive Officers; however, the Compensation Committee in its discretion may revise, amend or add to a Named Executive Officer’s executive benefits and perquisites if it deems it advisable. The Company believes these benefits and perquisites are competitive with peer companies.

2009 Fiscal Year Compensation for the Named Executive Officers

For each of the Named Executive Officers’ compensation described below, the amount of PDSUs awarded in 2009 was determined through market analysis as described above. The ultimate number of PDSUs earned at the end of the performance period is also referenced above in the section titled Performance-Based Deferred Stock Units. Special vesting considerations for NEO grants related to either change in control or termination is discussed under Severance and Change in Control Benefits.

Chief Executive Officer and President. David Bell was President, Chief Executive Officer, and a Director of the Company in 2009. On March 15, 2008, the Company entered into an employment agreement with Mr. Bell that provided for his employment as Chief Executive Officer of the Company through March 15, 2010, with renewal of the agreement for successive one-year periods unless six months’ notice is given by either the Company or Mr. Bell. No notice of non-renewal was provided in 2009, and as a result, Mr. Bell’s employment term has been extended to March 15, 2011. Mr. Bell’s employment agreement provides that he is entitled to receive an annual base salary of $575,000, and is eligible to receive an incentive bonus with a target payout of $575,000. Mr. Bell’s compensation may be reviewed and/or adjusted by the Compensation Committee on an annual basis and at its sole discretion. Mr. Bell’s employment agreement also allows Mr. Bell to participate in our executive benefit and incentive plans (including stock-based plans).

Mr. Bell’s cash compensation during fiscal year 2009 consisted of an annual base salary of $575,000. He also had a target and maximum annual incentive under the EIP of $575,000 and $1,150,000, respectively. For fiscal year 2009, Mr. Bell actually earned a total annual incentive payout under the EIP of $181,531, based upon the accomplishment of Company financial performance goals determined by the Sub-Committee. This represents 31.57% of Mr. Bell’s 2009 target incentive bonus. Mr. Bell also received a Patent Award of $2,434. During fiscal year 2009, Mr. Bell was granted stock options to purchase 240,000 shares of Intersil Class A common stock which vest 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter until fully vested and have a term of 7 years. He was also granted 120,000 PDSUs that cliff vest on the third anniversary of the date of the award and are earned only if specific Company financial targets are achieved. The number of shares Mr. Bell can receive pertaining to his 2009 PDSU award range from 0% to 150% of the PDSUs granted, depending on the Company’s performance relative to its goals. The use of stock options and PDSUs as a portion of Mr. Bell’s compensation accomplishes the Compensation Committee’s objective that a significant portion of our executives’ compensation be dependent upon our long-term stock performance.

Senior Vice President and Chief Financial Officer. Jonathan Kennedy, who served as the Corporate Controller of the Company, was promoted to Interim Chief Financial Officer on December 3, 2008 and then promoted to Chief Financial Officer on April 18, 2009. Mr. Kennedy’s cash compensation during fiscal year 2009 consisted of an annual base salary of $195,000 for a portion of the year; he received an increase to $300,000 on April 18, 2009 in conjunction with his promotion to Chief Financial Officer. Mr. Kennedy’s target annual incentive under the EIP was $55,000 for a portion of the year and was increased to $180,000 in connection with his promotion to Chief Financial Officer in April 2009. Mr. Kennedy was eligible for a maximum annual incentive under the EIP for 2009 of $360,000. For fiscal year 2009, Mr. Kennedy actually earned a total annual incentive payout under the EIP of $56,827, based upon the accomplishment of Company financial performance goals determined by the Sub-Committee. This represents 31.57% of Mr. Kennedy’s 2009 target incentive bonus. In addition, Mr. Kennedy received a $35,000 discretionary bonus as a reward for his service as Interim Chief Financial Officer. He also received an additional bonus of $15,000 as part of his relocation package. During fiscal year 2009, Mr. Kennedy was granted stock options to purchase 90,000 shares (30,000 shares during his annual grant and 60,000 shares in relation to his promotion) of Intersil’s common stock which vest 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter until fully vested and have a term of 7 years. He was also granted 28,333 PDSUs (15,000 during his annual grant and 13,333 in relation to his promotion), each will cliff vest on the third anniversary of the date of the award and are earned only if specific Company financial targets are achieved. The number of shares Mr. Kennedy can receive pertaining to his 2009 PDSU award range from 0% to 150% of the PDSUs granted, depending on the Company’s performance relative to its goals. The use of stock options and PDSUs as a portion of Mr. Kennedy’s compensation accomplishes the Compensation Committee’s objective that a significant portion of our executives’ compensation be dependent upon our long-term stock performance.

Senior Vice President, Worldwide Operations and Technology. Sagar Pushpala’s cash compensation during fiscal year 2009 consisted of an annual base salary of $305,000 for a portion of the year. In order to ensure that Mr. Pushpala was adequately incentivized to remain with Intersil, he received a merit increase to $355,000 in April 2009. He had a target annual incentive bonus under the EIP of $175,000 for a portion of the year and received an increase to his target annual incentive to $220,000 in April 2009. Mr. Pushpala was eligible for a maximum bonus under the EIP for 2009 of $440,000. For fiscal year 2009, Mr. Pushpala actually earned a total annual incentive payout under the EIP of $69,455, based upon the accomplishment of Company financial performance goals determined by the Sub-Committee. This represents 31.57% of Mr. Pushpala’s 2009 target incentive bonus. During fiscal year 2009, Mr. Pushpala was granted annual stock options to purchase 52,000 shares of Intersil’s common stock which vest 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter until fully vested and have a term of 7 years. He was also granted 26,000 PDSUs that cliff vest on the third anniversary of the date of the award and are earned only if specific Company targets are achieved. The number of shares Mr. Pushpala can receive pertaining to his 2009 PDSU award range from 0% to 150% of the PDSUs granted, depending on the Company’s performance relative to its goals. In addition, in order to ensure that Mr. Pushpala was adequately incentivized to remain with Intersil, Mr. Pushpala received a grant of 48,000 stock options and 24,000 RSUs which vest 25% per year beginning on the first anniversary of the date of the award and become fully vested in 4 years. The use of stock options, PDSUs and RSUs as a portion of Mr. Pushpala’s compensation accomplishes the Compensation Committee’s objective that a significant portion of our executives’ compensation be dependent upon our long-term stock performance.

Senior Vice President, Power Management Products Group. Peter Oaklander’s cash compensation during fiscal year 2009 consisted of an annual base salary of $355,000. He had a target annual incentive bonus under the EIP of $245,000 and was eligible for a maximum bonus of $490,000 for the year. For fiscal year 2009, Mr. Oaklander actually earned a total annual incentive payout under the EIP of $77,348, based upon the accomplishment of Company financial performance goals determined by the Sub-Committee. This represents 31.57% of Mr. Oaklander’s 2009 target incentive bonus. During fiscal year 2009, Mr. Oaklander was granted stock options to purchase 64,000 shares of Intersil’s common stock which vest 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter until fully vested and have a 7 year term. He was also granted 32,000 PDSUs that cliff vest on the third anniversary of the date of the award and are earned only if specific Company targets are achieved. The number of shares Mr. Oaklander can receive pertaining to his 2009 PDSU award range from 0% to 150% of the PDSUs granted, depending on the Company’s performance relative to its goals. The use of stock options and PDSUs as a portion of Mr. Oaklander’s compensation accomplishes the Compensation Committee’s objective that a significant portion of our executives’ compensation be dependent upon our long-term stock performance.

Senior Vice President, Analog and Mixed Signal Products Group. Susan Hardman’s cash compensation during fiscal year 2009 consisted of an annual base salary of $310,000 for the year. She had a target annual incentive bonus under the EIP of $185,000 and was eligible for a maximum bonus of $370,000 for the year. For fiscal year 2009, Ms. Hardman actually earned a total annual incentive payout under the EIP of $58,406, based upon the accomplishment of Company financial performance goals determined by the Sub-Committee. This represents 31.57% of Ms. Hardman’s 2009 target incentive bonus. During fiscal year 2009, Ms. Hardman was granted stock options to purchase 60,000 shares of Intersil’s common stock which vest 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter until fully vested and have a 7 year term. She was also granted 30,000 PDSUs that cliff vest on the third anniversary of the date of the award and are earned only if specific Company targets are achieved. The number of shares Ms. Hardman can receive pertaining to her 2009 PDSU award range from 0% to 150% of the PDSUs granted, depending on the Company’s performance relative to its goals. The use of stock options and PDSUs as a portion of Ms. Hardman’s compensation accomplishes the Compensation Committee’s objective that a significant portion of our executives’ compensation be dependent upon our long-term stock performance.

Accounting and Tax Treatment.

Deductibility of Executive Compensation—As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless the compensation is performance-based. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements (such as discretionary bonuses) in order to ensure competitive levels of total compensation for its executive officers.

Accounting for Stock-Based Compensation—Beginning on January 1, 2006, the Company began to amortize the fair value of all stock options, DSUs, PDSUs and RSUs over their vesting life in accordance with what is now referred to as Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), and estimates prospective forfeitures as required under that pronouncement. Generally, the Company does not make compensation decisions based on the tax or accounting treatment of any particular form of compensation.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF INTERSIL CORPORATION

FOR FISCAL YEAR 2009

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Compensation Committee of the Company has reviewed and discussed the above Compensation Discussion and Analysis with our management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and this Proxy Statement.

COMPENSATION COMMITTEE

James A. Urry, Committee Chairman
Gregory Lang
James V. Diller
Gary E. Gist

SUMMARY COMPENSATION

The following table sets forth information regarding compensation for the 2007, 2008 and 2009 fiscal years for our Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Calendar Year	Salary $ [1]	Bonus $ [2]	Stock Awards $ [3]		Option Awards $ [3]	Non-Equity Incentive Plan Compensation $ [4]	All Other Compensation $ [5]	Total $
David B. Bell President and Chief Executive Officer	2009 2008 2007	575,000 546,154 328,846	– – –	1,442,400 1,056,800 2,007,750	[6] [7] [8]	942,298 1,229,140 2,607,500	181,531 319,959 328,836	21,448 11,841 2,118	3,162,677 3,163,894 5,275,050

Jonathan A. Kennedy Senior Vice President and Chief Financial Officer	2009 2008	265,673 176,510	50,000 33,596	336,963 125,830	[6]	342,173 27,314	56,827 25,459	17,370 38,819	1,069,006 427,528

Sagar M. Pushpala Senior Vice President, Worldwide Operations and Technology	2009 2008 2007	338,654 282,115 251,769	– – 10,000	594,520 342,080 187,390	[6] [7] [8]	382,142 344,299 208,600	69,455 77,903 75,784	37,545 18,896 16,734	1,422,316 1,065,293 750,277

Peter R. Oaklander Senior Vice President, Power Management Products Group	2009 2008 2007	355,000 329,615 307,692	– 15,000 10,000	384,640 368,500 214,160	[6] [7] [8]	251,279 392,099 298,000	77,348 127,427 194,908	53,949 25,907 24,126	1,122,216 1,258,548 1,048,886

Susan J. Hardman Senior Vice President, Analog and Mixed Signal Products Group	2009 2008 2007	293,308 297,481 265,135	– – 25,000	360,600 306,408 341,460	[6] [7] [8]	235,574 323,767 245,850	58,406 98,492 169,477	36,778 17,139 16,613	984,666 1,043,287 1,063,535

[1]	These amounts represent the total amount of base salary earned for the applicable year. Mr. Pushpala’s salary represents a base salary effective 4/18/2009 of $355,000. From January 2009 to April 17, 2009, Mr. Pushpala earned a salary of $305,000. Mr. Kennedy’s salary represents a salary of $195,00 from January, 2009 until his promotion to CFO on April 18, 2009 when his base salary was raised to $300,000.

[2]	These amounts represent one-time discretionary management bonuses given to Named Executive Officers. In 2009, a $35,000 bonus was given to Mr. Kennedy associated with his promotion to Chief Financial Officer. Mr. Kennedy also received a $15,000 bonus as a continuing part of his relocation in 2008 to the company headquarters in Milpitas, CA.

[3]	These amounts represent the grant date fair value of equity-based awards granted by the Company during 2009, determined in accordance with FASB ASC Topic 718. All awards are amortized over the vesting life of the award. For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please refer to our Annual Report on Form 10-K for the year ended January 1, 2010 filed with the SEC on March 2, 2010. Such discussion is found in said Form 10-K in Footnote 9 of the Consolidated Financial Statements.

[4]	These amounts represent the 2007, 2008 and 2009 plan year payouts as part of the Executive Incentive Plan (EIP) documented in the CD&A. There were no executive incentive payouts for the first half of 2009. There was a payout of 63.14% for the second half of 2009.

[5]	These amounts represent additional compensation related to benefits and perquisites to include 401(k) matching contributions, life insurance, executive tax preparation, executive physicals and dividends. In 2009, the Named Executive Officers received other compensation as follows: Mr. Bell received $14,700 in 401(k) match, $2,401 for an executive physical and $1,912 in company paid life insurance premiums. He also received $2,434 for a Patent Award. Mr. Kennedy received $11,164 in 401(k) match, $1,104 in company paid life insurance premiums, and $1,520 for dividends paid. Mr. Pushpala received $14,700 in 401(k) match, $1,487 in company paid life insurance premiums, $16,620 for dividends paid, and $4,738 for tax preparation. Mr. Oaklander received $14,700 in401(k) match, $1,642 in company paid life insurance premiums, $35,760 for dividends paid and $1,848 for tax preparation. Ms. Hardman received $14,700 in 401(k) match, $1,355 in company paid life insurance premiums, $19,104 for dividends paid and $1,579 for tax preparation. She also received a non-cash award equal to $40.

[6]	If the 2009 PDSUs paid out at their maximum amount of 150%, these amounts would increase for Mr. Bell to $2,163,600, for Mr. Kennedy to $505,444, for Mr. Pushpala to $750,780, for Mr. Oaklander to $576,960 and for Ms Hardman to $540,900.

[7]	If the 2008 PDSUs paid out at their maximum amount of 150%, these amounts would increase for Mr. Bell to $1,585,200, Mr. Pushpala to $447,760, Mr. Oaklander to $487,390 and Ms. Hardman to $425,298.

[8]	The 2007 PDSUs are likely to payout at 75% and as such, these stock award values would change to $1,505,813 for Mr. Bell, $153,928 for Mr. Pushpala, $174,005 for Mr. Oaklander and $174,005 for Ms. Hardman

Grants of Plan Based Awards—The following table sets forth information regarding plan-based grants awarded to our Named Executive Officers during 2009.

GRANTS OF PLAN BASED AWARDS

Name and Principal Position	Grant Date	Approval Date [1]	Estimated Future Payouts Under Non- Equity Incentive Plan Awards $ [2]			Estimated Future Payouts Under Equity Incentive Plan Awards # [3]			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum(#)	[4]			($/share)	($) [7]

David B. Bell President and Chief Executive Officer	04/01/2009	02/03/2009	–	575,000	1,150,000	–	120,000	180,000	–	–		–	1,442,400
	04/01/2009	02/03/2009	–	–	–	–	–	–	–	240,000	[5]	12.02	942,298

Jonathan A. Kennedy Senior Vice President and Chief Financial Officer	04/01/2009	02/03/2009	–	180,000	360,000	–	15,000	22,500	–	–		–	180,300
	04/01/2009	02/03/2009	–	–	–	–	–	–	–	30,000	[5]	12.02	119,701
	05/01/2009	04/21/2009	–	–	–	–	13,333	19,999	–	–		–	156,663
	05/01/2009	04/21/2009	–	–	–	–	–	–	–	60,000	[6]	11.75	222,472

Sagar M. Pushpala Senior Vice President, Worldwide Operations and Technology	04/01/2009	02/03/2009	–	220,000	440,000	–	26,000	39,000	–	–		–	312,520
	05/01/2009	04/21/2009	–	–	–	–	–	–	24,000	–		–	282,000
	04/01/2009	02/03/2009	–	–	–	–	–	–	–	52,000	[5]	12.02	204,165
	05/01/2009	04/21/2009	–	–	–	–	–	–	–	48,000	[6]	11.75	177,978

Peter R. Oaklander Senior Vice President, Power Management Products Group	04/01/2009 04/01/2009	02/03/2009 02/03/2009	– –	245,000 –	490,000 –	– –	32,000 –	48,000 –	– –	– 64,000	[5]	– 12.02	384,640 251,279

Susan J. Hardman Senior Vice President - Analog and Mixed Signal Products Group	04/01/2009 04/01/2009	02/03/2009 02/03/2009	– –	185,000 –	370,000 –	– –	30,000 –	45,000 –	– –	– 60,000	[5]	– 12.02	360,600 235,574

[1]	In accordance with our 2008 Equity Compensation Plan, options are granted on the first trading day of the month following approval of the grant or are made with our annual grant process as described in the CD&A.

[2]	These amounts represent each executive’s target cash payout under the documented Executive Incentive Plan (EIP) which pays out a maximum of 200% of target and a minimum or threshold of 0%.

[3]	Performance-based Deferred Stock Units (“PDSUs”) were awarded to Messrs. Bell (120,000), Kennedy (15,000), Pushpala (26,000), Oaklander (32,000) and Hardman (30,000) on April 1, 2009 under our 2008 Equity Compensation Plan. The awards vest upon the third anniversary of the grants, subject to the recipient satisfying the employment requirements set forth in the terms and conditions of the award. A recipient may elect to defer receipt of the common stock represented by a PDSU award for at least a five-year deferral period, subject to the terms and conditions of the award. Dividend equivalents will accrue during the vesting period and, if applicable, the deferral period and will be paid out following the vesting date or the expiration of the deferral period. Additionally, these awards are subject to three year performance schedules based on certain identified financial metrics of the Company. The maximum number of shares that can be received upon vesting is 150% of the original award. The minimum or threshold is 0%. In May 2009, Mr. Kennedy was awarded an additional 13,333 shares associated with his promotion to Chief Financial Officer.

[4]	This amount represents restricted stock units granted under the 2008 Equity Compensation Plan. Each of these awards have a four year annual vesting schedule. Dividend equivalents will accrue during the vesting period and will be paid out following the vesting date.

[5]	Fiscal year 2009 annual grant stock options were granted under the Intersil Corporation 2008 Equity Compensation Plan. Each stock option grant expires seven years from the date of each grant. Each annual grant disclosed above vests 25% on April 1, 2010 and 6.25% quarterly thereafter until fully vested.

[6]	These stock option grants issued to Mr. Kennedy (60,000) and Mr. Pushpala (48,000) were granted from the 2008 Equity Compensation Plan. Each grant vests 25% on May 1, 2010 and 6.25% quarterly thereafter.

[7]	For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please refer to our Annual Report on Form 10-K for the year ended January 1, 2010 filed with the SEC on March 2, 2010. Such discussion is found in said Form 10-K in Footnote 9 to the Consolidated Financial Statements.

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised options and other stock-based awards previously awarded to the Named Executive Officers, as of our fiscal year end, January 1, 2010.

	Option Awards					Stock Awards
		Number	Number				Number of	Market Value of		Equity Incentive Plan Awards:
Name and Principal Position	Grant Date [12]	of Securities Underlying Unexercised Options (#) Exercisable	of Securities Underlying Unexercised Options (#) Un-exercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date [13]	Shares or Units of Stock That Have Not Vested (#)	Shares or Units of Stock That Have Not Vested ($)		Number of Unearned Shares, Units or Other Rights that Have Not Vested ($)	Market Value or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
David B. Bell	4/2/2007	218,750	131,250	26.77	04/02/14	–	–	–		56,250	862,875	[1]
President and	4/1/2008	78,750	101,250	26.42	04/01/15	–	–	–		40,000	613,600	[2]
Chief Executive Officer	4/1/2009	–	240,000	12.02	04/01/16	–	–	–		120,000	1,840,800	[3]

Jonathan Kennedy	4/3/2006	8,750	1,250	29.30	04/03/13	7/1/2008	2,250	34,515	[5]	15,000	230,100	[3]
Senior Vice President and	4/2/2007	1,500	900	26.77	04/02/14	4/1/2008	1,500	23,010	[6]	13,333	204,528	[4]
Chief Financial Officer	4/1/2008	1,750	2,250	26.42	04/01/15	4/2/2007	600	9,204	[7]	–	–
	1/3/2006	2,500	–	25.35	01/03/13	11/1/2006	500	7,670	[8]	–	–
	10/3/2005	1,094	–	22.06	10/03/12	–	–	–		–	–
	7/1/2004	1,250	–	19.30	07/01/11	–	–	–		–	–
	7/1/2005	1,094	–	19.00	07/01/12	–	–	–		–	–
	4/1/2005	782	–	17.08	04/01/12	–	–	–		–	–
	4/1/2005	3,125	–	17.08	04/01/12	–	–	–		–	–
	12/23/2004	1,250	–	15.91	12/23/11	–	–	–		–	–
	4/1/2009	–	30,000	12.02	04/01/16	–	–	–		–	–
	5/1/2009	–	60,000	11.75	05/01/16	–	–	–		–	–

Sagar M. Pushpala	4/3/2006	21,875	3,125	29.30	04/03/13	5/1/2009	24,000	368,160	[9]	3,750	57,525	[1]
Senior Vice President, Worldwide	4/2/2007	17,500	10,500	26.77	04/02/14	10/1/2008	6,000	92,040	[10]	8,000	122,720	[2]
Operations and Technology	4/1/2008	15,312	19,688	26.42	04/01/15	–	–	–		26,000	398,840	[3]
	1/3/2006	5,000	–	25.35	01/03/13	–	–	–		–	–
	10/2/2006	18,750	6,250	24.30	10/02/13	–	–	–		–	–
	10/3/2005	5,000	–	22.06	10/03/12	–	–	–		–	–
	7/1/2005	5,000	–	19.00	07/01/12	–	–	–		–	–
	4/1/2005	5,000	–	17.08	04/01/12	–	–	–		–	–
	10/1/2008	8,125	17,875	16.34	10/01/15	–	–	–		–	–
	1/3/2005	50,000	–	16.21	01/03/12	–	–	–		–	–
	4/1/2009	–	52,000	12.02	04/01/16	–	–	–		–	–
	5/1/2009	–	48,000	11.75	05/01/16	–	–	–		–	–

Peter Oaklander	4/3/2006	87,500	12,500	29.30	04/03/13	10/1/2008	6,000	92,040	[10]	4,500	69,030	[1]
Senior Vice President, Power	4/2/2007	25,000	15,000	26.77	04/02/14	–	–	–		9,000	138,060	[2]
Management Products Group	4/1/2008	18,375	23,625	26.42	04/01/15	–	–	–		32,000	490,880	[3]
	10/1/2008	8,125	17,875	16.34	10/01/15	–	–	–		–	–
	4/1/2009	–	64,000	12.02	04/01/16	–	–	–		–	–

Susan J. Hardman	2/1/2006	23,437	1,563	29.64	02/01/13	12/3/2007	2,500	38,350	[11]	4,500	69,030	[1]
Senior Vice President, Analog and	4/3/2006	30,625	4,375	29.30	04/03/13	10/1/2008	3,150	48,321	[10]	9,000	138,060	[2]
Mixed Signal Products Group	4/2/2007	20,625	12,375	26.77	04/02/14	–	–	–		30,000	460,200	[3]
	4/1/2008	17,500	22,500	26.42	04/01/15	–	–	–		–	–
	1/3/2006	6,250	–	25.35	01/03/13	–	–	–		–	–
	10/3/2005	6,250	–	22.06	10/03/12	–	–	–		–	–
	9/1/2005	15,000	–	20.73	09/01/12	–	–	–		–	–
	7/1/2005	3,125	–	19.00	07/01/12	–	–	–		–	–
	10/1/2004	37,500	–	17.29	10/01/11	–	–	–		–	–
	4/1/2005	3,125	–	17.08	04/01/12	–	–	–		–	–
	10/1/2008	3,906	8,594	16.34	10/01/15	–	–	–		–	–
	4/1/2009	–	60,000	12.02	04/01/16	–	–	–		–	–

[1]	These awards were granted on April 2, 2007 and fully vest on April 2, 2010. It is anticipated that these will pay out at only 75% and have been disclosed as such.

[2]	These awards were granted on April 1, 2008 and fully vest on April 1, 2011. Payout level is undetermined due to time until measurement therefore these awards are disclosed at target.

[3]	These awards were granted on April 1, 2009 and fully vest on April 1, 2012. Payout level is undetermined due to time until measurement therefore these awards are disclosed at target.

[4]	These awards were granted on May 1, 2009 and fully vest on May 1, 2012.

[5]	These awards were granted on July 1, 2008 and fully vest on July 1, 2012.

[6]	These awards were granted on April 1, 2008 and fully vest on April 1, 2012.

[7]	These awards were granted on April 2, 2007 and fully vest on April 2, 2011.

[8]	These awards were granted on November 1, 2006 and fully vest on November 1, 2010.

[9]	These awards were granted on May 1, 2009 and fully vest on May 1, 2013.

[10]	These awards were granted on October 1, 2008 and fully vest on October 1, 2012.

[11]	These awards were granted on December 3, 2007 and fully vest on December 3, 2011.

[12]	Options awarded prior to 2006 are fully vested. The vesting schedules of the awards are as follows:

Grant Date	Vesting Schedule	Remaining Vesting Dates
2/1/2006	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	2/1/2010
4/3/2006	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	4/3/2010
10/2/2006	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	4/2/2010, 7/2/2010, 10/2/2010
4/2/2007	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	4/2/2010, 7/2/2010, 10/2/2010, 1/2/2011, 4/2/2011
4/1/2008	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	4/1/2010, 7/1/2010, 10/1/2010, 1/1/2011, 4/1/2011, 7/1/2011, 10/1/2011, 1/1/2012, 4/1/2012
10/1/2008	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	4/1/2010, 7/1/2010, 10/1/2010, 1/1/2011, 4/1/2011, 7/1/2011, 10/1/2011, 1/1/2012, 4/1/2012, 7/1/2012, 10/1/2012
4/1/2009	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	4/1/2010, 7/1/2010, 10/1/2010, 1/1/2011, 4/1/2011, 7/1/2011, 10/1/2011, 1/1/2012, 4/1/2012, 7/1/2012, 10/1/2012, 1/1/2013, 4/1/2013
5/1/2009	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	5/1/2010, 8/1/2010, 11/1/2010, 2/1/2011, 5/1/2011, 8/1/2011, 11/1/2011, 2/1/2012, 5/1/2012, 8/1/2012, 11/1/2012, 2/1/2013, 5/1/2013

[13]	The vesting schedules for the restricted stock grants are as follows:

Grant Date	Vesting Schedule	Remaining Vesting Dates
11/1/2006	25% on each of four anniversary dates.	11/1/2010
4/2/2007	25% on each of four anniversary dates.	4/2/2010, 4/2/2011
10/3/2007	25% on each of four anniversary dates.	10/3/2010, 10/3/2011
12/3/2007	25% on each of four anniversary dates.	12/3/2010, 12/3/2011
4/1/2008	25% on each of four anniversary dates.	4/1/2010, 4/1/2011, 4/1/2012
7/1/2008	25% on each of four anniversary dates.	7/1/2010, 7/1/2011, 7/1/2012
10/1/2008	25% on each of four anniversary dates.	10/1/2010, 10/1/2011, 10/1/2012
4/1/2009	25% on each of four anniversary dates.	4/1/2010, 4/1/2011, 4/1/2012, 4/1/2013
5/1/2009	25% on each of four anniversary dates.	5/1/2010, 5/1/2011, 5/1/2012, 5/1/2013

Option Exercises and Stock Vested

The following sets forth, for the 2009 fiscal year, information regarding the number of shares of stock acquired by the Named Executive Officers upon the vesting of certain of their outstanding stock awards and the value of such stock upon vesting.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

David B. Bell	–	–	–	–
President and Chief Executive Officer

Jonathan Kennedy	–	–	500 [1]	6,010
Senior Vice President and			750 [2]	9,488
Chief Financial Officer			300 [3]	3,780
			500 [4]	6,275

Sagar M. Pushpala	–	–	13,500 [5]	175,905
Senior Vice President, Worldwide			2,000 [6]	28,420
Operations and Technology

Peter R. Oaklander	–	–	30,000 [5]	390,900
Senior Vice President, Power Management			2,000 [6]	28,420
Products Group

Susan J. Hardman	–	–	15,000 [5]	195,450
Senior Vice President, Analog and	–	–	1,250 [7]	17,825
Mixed Signal Products Group			1,050 [6]	14,921

[1]	These shares were granted on April 1, 2008 and vested on April 1, 2009.

[2]	These shares were granted on July 1, 2008 and vested on July 1, 2009.

[3]	These shares were granted on April 2, 2007 and vested on April 2, 2009.

[4]	These shares were granted on November 1, 2006 and vested on November 1, 2009.

[5]	These shares are performance based awards granted on April 3, 2006 and vested 100% on April 3, 2009 at 150% of the original shares granted.

[6]	These shares were granted on October 1, 2008 and vested on October 1, 2009.

[7]	These shares were granted on December 3, 2007 and vested on December 3, 2009.

Non-Qualified Deferred Compensation

The table below provides information concerning the Named Executive Officers non-qualified deferred compensation arrangements for our fiscal year ended January 1, 2010.

Name and Principal Position	[1]	Aggregate Earnings at Last FY ($) [2]	Aggregate Balance at Last FY ($)
Jonathan A. Kennedy Senior Vice President and Chief Financial Officer	DCP	4,235	17,844

Sagar M. Pushpala Senior Vice President, Worldwide Operations and Technology	DCP	60,155	303,989

Peter R. Oaklander Senior Vice President, Power Management Products Group	DCP	21,722	174,796

[1]	DCP refers to our Deferred Compensation Plan which allows individuals with Director title and above in the company who earn annual compensation in excess of $150,000 to defer up to 100% of their base salary and up to 100% of their cash incentive bonus on a pre tax basis. Distributions can be made in a lump sum or in up to 15 year installments based upon the election of the executive in the event of the executive’s death, termination or change in control. Participants can also elect to receive in-service distributions no earlier than two years from the beginning of the plan year in which deferrals are made.

[2]	These amounts represent the unrealized gain or loss at the end of the fiscal year based upon the individual Named Executive Officer’s Non-qualified deferred compensation plan investment elections. The Company does not provide any interest to the executive on amounts deferred.

Severance and Change-in-Control Benefits

Upon certain types of terminations of employment, severance benefits may be paid to the Named Executive Officers. Except in the case of certain terminations following a change in control, the severance benefits payable to Mr. Bell are addressed in his employment agreement, discussed below. For certain terminations following a change in control, the severance benefits payable to Mr. Bell are addressed in a separate severance benefits agreement. In the case of certain terminations following a change in control, the other Named Executive Officers are covered under severance benefits agreements. For all other terminations, any severance benefits payable to the Named Executive Officers would be determined by the Board at its discretion. The Compensation Committee felt it was necessary to provide benefits to the Named Executive Officers in the event of certain terminations following a change in control in order to ensure their commitment and tenure to the Company especially in the event of an ongoing negotiation where their leadership would be necessary during the process of change in control. All deferred compensation under the DCP will be paid in full upon any termination of employment, and the amounts that each NEO would receive in connection with such payments are disclosed in the “Aggregate Balance at Last FY” column in the Non-Qualified Deferred Compensation Table above.

Employment Agreement for Chief Executive Officer

Additional Severance Benefits under Mr. Bell’s Employment Agreement

In addition, Mr. Bell may receive severance benefits in certain circumstances upon termination of his employment. In order to receive these benefits, he must execute a release in the Company’s favor.

If Mr. Bell’s employment with the Company is terminated for cause or if he resigns voluntarily prior to the end of his employment contract, Mr. Bell will not be entitled to any cash severance benefits, accelerated vesting of any shares of restricted stock, PDSUs, stock options or other equity compensation or post-termination death or medical benefits.

If Mr. Bell’s employment is terminated by reason of death or disability, he or his estate is entitled to receive (a) a prorated portion of his target incentive bonus, without regard to satisfaction of performance target objectives, (b) a lump sum payment equal to 12 months of his base salary, (c) additional vesting service credit for the twelve-month period commencing on the date of his death or disability with respect to all stock options and DSUs and (d) vesting of a pro-rated number of unvested PDSUs only to the extent the applicable performance levels are achieved. Mr. Bell’s stock options will also remain exercisable for the lesser of 12 months following his death or disability or until the stated term of the option.

If Mr. Bell’s employment is terminated by the Company without cause or if Mr. Bell terminates his employment because of an adverse change in his compensation, title or duties, or status as a director, or because we fail to cure our material breach of his employment agreement, he is entitled to receive (a) the continued payment of his base salary for two years, (b) a payment equal to one-half of his full target incentive bonus, without regard to satisfaction of performance target objectives, for each of the four semi-annual bonus periods following the termination, (c) accelerated vesting of stock options and DSUs in an amount equal to the amount that would have vested over the eighteen (18) month period commencing on the date of his termination (but in no event shall any such award be less than 50% vested upon such a termination), (d) the vesting of a pro-rated number of unvested PDSUs only to the extent the applicable performance levels are achieved, (e) eligibility to participate, along with his spouse, in the Company’s retiree medical plan with premiums being paid by the Company until such time as he becomes eligible for Medicare or becomes covered under another employer’s medical plan, (f) reimbursement for certain of his and his covered dependants’ life insurance premiums until the earlier of one year following his termination of employment or the term of his employment agreement expires, and (g) continued health coverage, at the Company’s expense, for a period of one (1) year following his termination, if he does not qualify to participate in the Company’s retiree medical plan.

If we decide not to renew Mr. Bell’s employment agreement, Mr. Bell’s options and DSUs will fully vest, and a number of PDSUs will vest to the extent the applicable performance levels are achieved. The value of these benefits is covered under the termination without cause or involuntary termination chart below.

The agreement also contains, as an additional condition to the receipt of any severance benefits, obligations that restrict Mr. Bell’s ability to engage in any business that is competitive with the Company’s business or to solicit Company employees, for a period of two years following his termination.

Change-in-Control Severance Agreements

We have entered into change-in-control severance agreements with Mr. Bell as well as the other Named Executive Officers. The agreements continue as long as the executive is employed with the Company, however, if a change in control occurs, the agreements are effective for a period of two and a half years from the date of termination following the change in control.

These agreements are intended to provide for continuity of management in the event of a change in control. The agreements provide that the executive would be entitled to certain severance benefits in the event that their employment is terminated for certain reasons following a change in control of the Company. Specifically, if, during the twelve month period following a change in control, the executive officer is terminated for any reason, other than for death, disability or for cause, or if such executive officer voluntarily terminates his or her employment because of an adverse change in his or her compensation, title, duties or location of employment, or because we fail to continue a benefit plan (including equity-based plans) without substituting a comparable range of benefits, or because the Company fails to cure our material breach of the agreement, or because the Company fails to get any successor of the Company to agree to assume the terms of the agreement, then the executive will receive certain severance benefits (which are in lieu of the severance benefits provided for in the executive’s employment agreement, if any).

Under Mr. Bell’s change-in-control severance agreement, Mr. Bell is entitled to receive (a) the continued payment, for two years following the change of control, of his base salary in effect at the time of termination or the time of the change in control, whichever is higher, (b) a payment equal to one-half of his full target incentive bonus, without regard to satisfaction of performance target objectives, for each of the four semi-annual bonus periods following the termination, (c) eligibility to participate, along with his spouse, in the Company’s retiree medical plan with premiums being paid by the Company until such time as he becomes eligible for Medicare or becomes covered under another employer’s medical plan, (d) reimbursement for certain of his and his covered dependants’ life insurance premiums for a period of two (2) years, and (e) continued health coverage, at the Company’s expense, for a period of two (2) years following his termination, if he does not qualify to participate in the Company’s retiree medical plan. In addition, all restrictions on restricted stock and DSUs awarded to Mr. Bell would lapse and all unvested options granted to Mr. Bell would vest and remain exercisable for between 12 to 24 months following his termination (but not in excess of the stated term of the option). If the benefits payable to Mr. Bell under his change-in-control severance agreement are ‘parachute payments’ subject to the excise tax imposed by Section 4999 of the Code, the benefits payable to Mr. Bell may be reduced if such a reduction results in Mr. Bell receiving a greater net after-tax amount than if such benefits were not reduced.

Under Messrs. Kennedy, Pushpala, Oaklander and Ms. Hardman’s change-in-control severance agreements, they would each be eligible to receive (i) their targeted cash bonus, prorated through the date of termination, (ii) a lump sum payment equal to one hundred percent (100%) of the sum of their base salary (at the rate in effect at the time of termination or the time of the change in control, whichever is higher) and target annual bonus for the year of termination, (iii) continued participation in the Company’s medical plan and other welfare benefit plans (on the same terms and conditions as were in effect at the date of termination, including provisions regarding the cost of such participation to the executive) for one year and reimbursements for any taxes incurred by them in connection with the receipt of such benefits and (iv) full accelerated vesting of all of their stock options, DSUs and PDSUs

Under the severance agreements, a change in control would generally include each of the following events:

•	shareholders approve certain mergers, or a liquidation or sale of our assets;

•	any person or entity acquires 25 percent or more of our voting securities; or

•	a majority of our directors are replaced in certain circumstances during a three-year period.

Change of Control Severance Benefits:

Under the individual severance agreements with the Named Executive Officers that address their termination of employment following a change in control of the Company, each Named Executive Officer would be entitled to receive the following estimated benefits. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time that they become eligible for payment and would only be payable in the circumstances described above. The table below reflects the amount that would be payable under the various arrangements assuming that the change of control and termination occurred on January 1, 2010, including a payment for certain taxes in the event that any payments made in connection with a change in control termination would be subject to the excise tax imposed by Section 4999 of the Code.

Estimated Current Value of Termination Benefits - Change in Control

If Named Executive Officers were Terminated on January 1, 2010

Name and Principal Position	Fiscal Year	Severance Amount Cash $		Early Vesting of Restricted Shares $ [3]	Early Vesting of Stock Options $ [3]	Early Vesting of Performance Shares $ [4]	Other $		Excise Tax Gross-Up Payment	Total $
David B. Bell President and Chief Executive Officer	2009	2,300,000	[1]	–	796,800	3,163,875	52,114	[5]	–	6,312,789

Jonathan A. Kennedy Senior Vice President and Chief Financial Officer	2009	480,000	[2]	74,399	315,000	434,628	35,811	[6]	–	1,339,838

Sagar M. Pushpala Senior Vice President, Worldwide Operations and Technology	2009	575,000	[2]	460,200	344,960	598,260	324,052	[6]	–	2,302,472

Peter R. Oaklander Senior Vice President, Power Management Products Group	2009	600,000	[2]	92,040	212,480	720,980	218,924	[6]	–	1,844,424

Susan J. Hardman Senior Vice President, Analog and Mixed Signal Products Group	2009	495,000	[2]	86,671	199,200	690,300	19,652	[6]	–	1,490,823

[1]	This amount represents a continuation of Mr. Bell’s base salary for 24 months following the date of termination and four semi-annual bonus payments equal to one-half the annual target bonus as of the date of termination.

[2]	This amount represents 12 months of the 1/1/2010 base pay and 100% of each executive’s annual target cash bonus for Mr. Kennedy, Mr. Pushpala, Mr. Oaklander and Ms. Hardman.

[3]	These amounts represent the full vesting of all outstanding restricted stock awards and stock options which would be fully vested at the time of a change in control event. The calculation above is based on the intrinsic value to each executive based upon a closing stock price on January 1, 2010 of $15.34.

[4]	This amount represents the payout of all outstanding performance-contingent share awards which would be fully vested and paid out based on the Company’s performance at the time of the event and in this case as of January 1, 2010.

[5]	This amount represents the present value of post-termination medical coverage for Mr. Bell for a coverage period of 2 years and his accrued unused vacation as of January 1, 2010 which would become payable in the event of termination, and 2 years reimbursement of life insurance premiums.

[6]	These amounts represent one year of post termination medical coverage for each of the Named Executive Officers. It also includes accrued unused vacation for each Named Executive Officer as of January 1, 2010 which would become payable in the event of termination as well as the current outstanding balance of Messrs. Kennedy, Pushpala and Oaklander’s Non-qualified Deferred Compensation Plan.

Severance Benefits—Death or Disability

The change-in-control severance agreements for the Named Executive Officers address only their termination of employment (for certain reasons other than death or disability) following a change in control of the Company. Only Mr. Bell, pursuant to his employment agreement, is contractually entitled to severance benefits in the event of a termination due to death or disability. The table below represents the severance benefits available to Mr. Bell in the event of his termination due to death or disability, as well as certain life insurance benefits and other general amounts that would be payable upon the death or disability of the Named Executive

Officers. These disclosed amounts are estimates only (assuming that termination occurred on January 1, 2010) and do not necessarily reflect the actual amounts that are payable to the Named Executive Officers, which would only be known at the time that they become eligible for payment and would only be payable if a death or disability termination were to occur.

Estimated Current Value of Termination Benefits - Death or Disability

If Named Executive Officers were Terminated on January 1, 2010

Name and Principal Position	Fiscal Year	Severance Amount Cash $ [1]	Early Vesting of Restricted Shares $			Early Vesting of Stock Options $			Early Vesting of Performance Shares $			Life Insurance $ [4]	Other $ [5]	Total $
David B. Bell President and Chief Executive Officer	2009	1,150,000	–	[2	]	249,000	[2	]	1,375,802	[3	]	1,000,000	24,194	3,798,996

Jonathan Kennedy Senior Vice President and Chief Financial Officer	2009	–	–			–			–			720,000	23,531	743,531

Sagar M. Pushpala Senior Vice President, Worldwide Operations and Technology	2009	–	–			–			–			863,000	315,028	1,178,028

Peter R. Oaklander Senior Vice President, Power Management Products Group	2009	–	–			–			–			900,000	209,900	1,109,900

Susan J. Hardman Senior Vice President, Analog and Mixed Signal Products Group	2009	–	–			–			–			743,000	15,966	758,966

[1]	This amount represents one year of continued payment of Mr. Bell’s base salary and annual target bonus in effect at the time of termination. These amounts are based on 2009 salary and target bonuses.

[2]	These amounts represent 6 months accelerated vesting of all unvested stock options and non-performance restricted stock awards. The calculation above is based on the intrinsic value to each executive based upon a closing stock price on January 1, 2010 of $15.34.

[3]	This amount represents the full vesting of a prorated portion of performance shares from the effective date of the shares until the date of the termination at the performance levels achieved as of the date of the event, in this case January 1, 2010.

[4]	These amounts reflect the estimated present value of the proceeds payable to the Executives’ beneficiaries upon death from the Company paid life insurance plan.

[5]	These amounts represent accrued, unused vacation for each Named Executive Officer as of January 1, 2010 that would be due and payable upon their death or disability, and the aggregate balance of non-qualified deferred compensation at year-end for Mr. Kennedy, Mr. Pushpala and Mr. Oaklander as detailed in the NQDC table.

Severance Benefits—Without Cause or Involuntary Termination (Not in Connection with a Change in Control)

The change-in-control severance agreements for the Named Executive Officers address only their termination of employment following a change in control of the Company. Only Mr. Bell, pursuant to his employment agreement, is contractually entitled to severance benefits in the event of a termination prior to a change in control of the Company. The table below represents the severance benefits available to Mr. Bell in the event of an involuntary termination for good reason or a termination without cause not in connection with a change in control. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to Mr. Bell, which would only be known at the time that they become eligible for payment and would only be payable if a termination were to occur. The table reflects the amount that would be payable under Mr. Bell’s employment agreement assuming that the termination occurred on January 1, 2010.

Estimated Current Value of Termination Benefits - Without Cause or Involuntary

If Named Executive Officers were terminated on January 1, 2010

Name and Principal Position	Fiscal Year	Severance Amount Cash $ [1]	Early Vesting of Restricted Shares $	Early Vesting of Stock Options $ [2]	Early Vesting of Performance Shares $ [3]	Other $ [4]	Total $
David B. Bell
President and Chief Executive Officer	2009	2,300,000	–	448,200	1,609,097	36,894	4,394,191

[1]	This amount represents (a) two years of continued payment of Mr. Bell’s base salary in effect at the time of termination and (b) one half of Mr. Bell’s full annual target bonus for each of the four subsequent semi-annual bonus periods. This amount is based on his 2009 base salary and target bonus.

[2]	This amount represents 18 months accelerated vesting of all unvested stock option grants for Mr. Bell. The calculation above is based on the intrinsic value to the executive based upon a closing stock price on January 1, 2010 of $15.34.

[3]	This amount represents the prorata vesting of the performance target shares from the effective date of the shares until the date of the involuntary termination at the performance levels achieved as of the date of the event, in this case January 1, 2010, for Mr. Bell.

[4]	This amount represents life insurance premiums through the end of his contract in effect on January 1, 2010, and medical coverage for one year following the date of covered termination and includes accrued, unused vacation of $24,194 which would have been payable.

DIRECTOR COMPENSATION

The following table provides compensation information for the fiscal year ended January 1, 2010 for each non-employee member of our Board of Directors.

Director Compensation Table

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1]	Option Awards ($) [1]	All Other Compensation ($) [2]	Total ($)
Robert W. Conn	55,000	48,080 [3]	18,700 [4]	5,280	127,060
James V. Diller	56,000	48,080 [3]	18,700 [4]	5,280	128,060
Gary E. Gist	81,000	48,080 [3]	18,700 [4]	5,280	153,060
Mercedes Johnson	55,000	48,080 [3]	18,700 [4]	5,280	127,060
Gregory Lang	51,000	48,080 [3]	18,700 [4]	5,000	122,780
Jan Peeters	70,000	48,080 [3]	18,700 [4]	–	136,780
Robert N. Pokelwaldt	65,000	48,080 [3]	18,700 [4]	5,280	137,060
James A. Urry	62,000	48,080 [3]	18,700 [4]	–	128,780

[1]	These amounts represent the grant date fair value of equity-based awards granted by the Company during 2009, determined in accordance with FASB ASC Topic 718. Stock awards (DSUs) have a vesting life of 36 months. Option awards are valued using the fair value on grant date and have a vesting life of 12 months.

[2]	These amounts represent dividends paid on DSUs that vested and were delivered during the current year. Mr. Peeters and Mr. Urry elected to deferred receipt of their DSUs.

[3]	Represents grant date fair value on 4,000 DSUs awarded at a price of $12.02 on April 1, 2009. The 2009 grants will vest incrementally over a three year period with 33% vesting on the first and second anniversaries of the date of the award and 34% on the third anniversary of the date of the award.

[4]	Represents grant date fair value on 5,000 stock options issued on April 1, 2009 with a strike price of $12.02 and a fair value of $3.74. Grants vest 100% on the first anniversary of the date of the grant.

The table below represents the option and stock awards held by the Directors at fiscal year end (January 1, 2010).

Director	Option Awards	Stock Awards
Robert W. Conn	122,500	14,667
James V. Diller	238,689	14,667
Gary E. Gist	115,000	10,667
Mercedes Johnson	65,000	10,667
Gregory Lang	50,000	10,667
Jan Peeters	122,500	32,000
Robert N. Pokelwaldt	122,500	10,667
James A. Urry	115,000	32,000

Directors who are also officers of the Company do not receive compensation for their services as directors. The Chairman of the Board, Gary Gist, receives cash compensation in the amount of $75,000 per year paid in quarterly installments of $18,750. Other members of the Board receive cash compensation in the amount of $45,000 per year paid in quarterly installments of $11,250. The Audit Committee Chairman receives an additional cash retainer of $20,000 per year and other members of the Audit Committee receive an additional cash retainer of $10,000 per year; the Compensation Committee Chairman receives an additional cash retainer of $12,000 per year and other members of the Compensation Committee receive an additional cash retainer of $6,000 per year; and the Nominating and Governance Committee Chairman receives an additional cash retainer of $10,000 per year and other members of the Nominating and Governance Committee receive an additional cash retainer of $5,000 per year. The compensation for services as directors is reviewed on an annual basis.

In 2009, the Chairman of the Board, Mr. Gist received his annual fee of $75,000. Mr. Conn, Mr. Diller, Ms. Johnson, Mr. Lang, Mr. Peeters, Mr. Pokelwaldt, and Mr. Urry all received a $45,000 retainer for 2009. In addition, in 2009 Mr. Peeters, who served as the Audit Committee Chairman, received an additional cash retainer of $20,000 and Audit Committee members, Mr. Conn, Ms. Johnson and Mr. Pokelwaldt, each received an additional cash retainer of $10,000. Mr. Urry, who served as the Compensation Committee Chairman received an additional cash retainer of $12,000 and Compensation Committee members, Mr. Diller, Mr. Gist and Mr. Lang, each received an additional cash retainer of $6,000. Mr. Pokelwaldt, who served as the Nominating and Governance Committee Chairman received an additional cash retainer of $10,000 and Nominating and Governance Committee members, Mr. Diller, Mr. Peeters and Mr. Urry, each received an additional cash retainer of $5,000.

In 2009, each Director received 4,000 DSUs which vest over three years, 33% on the first anniversary of the date of grant, 33% on the second anniversary of the date of grant and 34% on the third anniversary of the date of grant. Each Director also received 5,000 stock options which cliff vest 100% on the first anniversary of the date of grant.

RETIREMENT PLANS

Retirement and Savings Program

Intersil Corporation provides retirement benefits to substantially all employees primarily through a defined contribution retirement plan. Contributions by the Company to the retirement plan are based on employees’ savings with no other funding requirements. The Company is able to make additional contributions to the fund at its discretion.

The savings element of the retirement plan is a defined contribution plan, which is qualified under Section 401(k) of the Code. All employees of the Company may elect to participate in the 401(k) Plan. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings up to certain limits prescribed by the Internal Revenue Service. The Company provides matching contributions under the provisions of the plan. Employees fully vest in the Company’s matching contributions upon the completion of five years of service.

Retirement benefits also include an unfunded limited healthcare plan for U.S.-based retirees and employees on long-term disability. The cost for retiree benefits has been assumed by the retirees.

EQUITY COMPENSATION PLAN INFORMATION

The table and notes below summarize the status of our equity compensation plans (shares in thousands):

Plan Category	Number of securities to be issued upon exercise of outstanding options and awards	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders:
Elantec 1995 and 2001 Equity Incentive Plans(1)	781	$ 22.50	None
Xicor 1990, 1998 and 2002 Equity Incentive Plans(1)	462	$ 11.24	None
Intersil 1999 Equity Compensation Plan(2)	6,979	$ 24.60	None
Intersil 2008 Equity Compensation Plan(3)	6,573	$ 12.95	10,556
Intersil Employee Stock Purchase Plan(4)	4,584	N/A	1,821
Equity compensation plans not approved by shareholders(5)
Total(6)	19,379	$ 19.18	12,377

(1)	Each of these plans in these totals has been acquired by a purchase method accounting acquisition made by Intersil. At the time of the respective acquisitions Intersil ceased making grants, and will not make any additional grants, under these plans. Future grants are expected to be made under the 2008 Equity Compensation Plan.
(2)	The number of securities for the Intersil 1999 Equity Compensation Plan includes 1,007 shares that are deferred or restricted stock units outstanding. The weighted average exercise price displayed is only for 5,972 stock options.
(3)	The number of securities for the Intersil 2008 Equity Compensation Plan includes 1,521 shares that are deferred or restricted stock units outstanding. The weighted average exercise price displayed is only for 5,052 stock options. Grants of deferred or restricted stock units reduce the shares available for future grants by 2.33 shares each or 3,698 shares in 2009.
(4)	The Employee Stock Purchase Plan does not employ a “look-back” option feature; therefore there are no options or right to purchase outstanding stock until the final day of the subscription period (which is then settled immediately).
(5)	There are no equity compensation plans that have not been approved by shareholders.
(6)	The number of securities for the total of the plans includes 2,528 shares that are deferred or restricted stock units outstanding. The weighted average exercise price displayed is only for 12,267 stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth information as of March 11, 2010 with respect to shares of each class of Common Stock beneficially owned by (i) each person or group that is known to the Company to be the beneficial owner of more than 5% of each class of outstanding Common Stock, (ii) each Director and Named Executive Officer of the Company and (iii) all Directors and executive officers of the Company as a group. Unless otherwise specified, all shares are directly held.

The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission, or SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power.

Unless otherwise indicated below, the address for each beneficial owner listed in the table is c/o Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, CA 95035.

	Class A Common Stock
	Shares Beneficially Owned	Percent (1)
JPMorgan Chase & Co. (2)	12,985,685	10.6%
T. Rowe Price Associates, Inc. (3)	12,628,036	10.3%
Blackrock, Inc. (4)	8,855,809	7.2%
Perkins Investment Management LLC (5)	7,422,746	6.0%
Capital Research Global Investors (6)	6,387,908	5.2%
PRIMECAP Management Company (7)	6,357,335	5.2%
Wellington Management Company, LLP (8)	6,341,341	5.2%
James V. Diller (9)	592,919	*
David B. Bell (10)	487,500	*
Susan Hardman (11)	224,200	*
Peter Oaklander (12)	212,275	*
Sagar Pushpala (13)	203,937	*
Gary Gist (14)	176,037	*
James A. Urry (15)	172,357	*
Jan Peeters (16)	147,833	*
Robert Pokelwaldt (17)	145,353	*
Robert W. Conn (18)	144,119	*
Mercedes Johnson (19)	78,333	*
Gregory Lang (20)	54,000	*
Jonathan Kennedy (21)	53,927	*
All directors and executive officers as a group (16 persons)	3,257,777	2.6%

*	Less than 1% of the outstanding Class A Common Stock

(1)	Percentages are derived using the number of shares of Class A Common Stock outstanding as of March 11, 2010.

(2)	Based solely on information obtained from a Schedule 13-G filed by JPMorgan Chase & Co. for the period ending 12/31/2009. The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017.

(3)	Based solely on information obtained from a Schedule 13-G filed by T. Rowe Price Associates, Inc. for the period ending 12/31/2009. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

(4)	Based solely on information obtained from a Schedule 13-G filed by Blackrock, Inc. for the period ending 12/31/2009. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)	Based solely on information obtained from a Schedule 13-G filed by Janus Capital Management LLC for the period ending 12/31/2009. Perkins is a direct subsidiary of Janus Capital. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, CO 80206.

(6)	Based solely on information obtained from a Schedule 13-G filed by Capital Research Global Investors for the period ending 12/31/2009. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(7)	Based solely on information obtained from a Schedule 13-G filed by PRIMECAP Management Company for the period ending 12/31/2009. The address of PRIMECAP Management Company is 225 South Lake Avenue #400, Pasadena, CA 91101.

(8)	Based solely on information obtained from a Schedule 13-G filed by Wellington Management Company, LLP for the period ending 12/31/2009. The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.

(9)	Includes 454,099 shares owned by the James V. Diller & June P. Diller Trust. Also includes 4,000 shares associated with a Deferred Stock Unit award that Mr. Diller will take possession of on 7/1/2011. Also includes 130,820 shares subject to options exercisable within 60 days of March 11, 2010 and 4,000 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 11, 2010.

(10)	Includes 75,000 shares associated with a Performance-based Deferred Stock Unit (PDSU) award that will vest within 60 days of March 11, 2010. This PDSU award may be adjusted upward or downward at the conclusion of the three-year performance period based upon Intersil’s revenue growth and operating income growth relative to Intersil’s peer group of companies as determined by the Compensation Committee of the Board of Directors with a minimum possible award of zero PDSUs and a maximum possible award of 112,500 PDSUs. Also includes 412,500 shares subject to options exercisable within 60 days of March 11, 2010.

(11)	Includes 6,000 shares associated with a Performance-based Deferred Stock Unit (PDSU) award that will vest within 60 days of March 11, 2010. This PDSU award may be adjusted upward or downward at the conclusion of the three-year performance period based upon Intersil’s revenue growth and operating income growth relative to Intersil’s peer group of companies as determined by the Compensation Committee of the Board of Directors with a minimum possible award of zero PDSUs and a maximum possible award of 9,000 PDSUs. Also includes 195,687 shares subject to options exercisable within 60 days of March 11, 2010.

(12)	Includes 6,000 shares associated with a Performance-based Deferred Stock Unit (PDSU) award that will vest within 60 days of March 11, 2010. This PDSU award may be adjusted upward or downward at the conclusion of the three-year performance period based upon Intersil’s revenue growth and operating income growth relative to Intersil’s peer group of companies as determined by the Compensation Committee of the Board of Directors with a minimum possible award of zero PDSUs and a maximum possible award of 9,000 PDSUs. Also includes 176,750 shares subject to options exercisable within 60 days of March 11, 2010.

(13)	Includes 5,000 shares associated with a Performance-based Deferred Stock Unit (PDSU) award that will vest within 60 days of March 11, 2010. This PDSU award may be adjusted upward or downward at the conclusion of the three-year performance period based upon Intersil’s revenue growth and operating income growth relative to Intersil’s peer group of companies as determined by the Compensation Committee of the Board of Directors with a minimum possible award of zero PDSUs and a maximum possible award of 7,500 PDSUs. Also includes 190,125 shares subject to options exercisable within 60 days of March 11, 2010.

(14)	Includes 57,037 shares owned by the Gist Family Living Trust. Also includes 115,000 shares subject to options exercisable within 60 days of March 11, 2010 and 4,000 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 11, 2010.

(15)	Includes 21,333 shares associated with Deferred Stock Unit awards that Mr. Urry will take possession of on 7/1/2011 (4,000 shares), 4/1/2012 (8,000 shares), 4/1/2013 (4,000 shares), 4/3/2014 (4,000 shares) and 7/2/2014 (1,333 shares). Also includes 115,000 shares subject to options exercisable within 60 days of March 11, 2010 and 4,000 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 11, 2010.

(16)	Includes 21,333 shares of Deferred Stock Unit awards that Mr. Peeters will take possession of on 7/1/2011 (4,000 shares), 4/1/2012 (8,000 shares), 4/1/2013 (4,000 shares), 4/3/2014 (4,000 shares) and 7/2/2014 (1,333 shares). Also includes 122,500 shares subject to options exercisable within 60 days of March 11, 2010 and 4,000 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 11, 2010.

(17)	Includes 122,500 shares subject to options exercisable within 60 days of March 11, 2010 and 4,000 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 11, 2010.

(18)	Includes 4,000 shares associated with Deferred Stock Unit awards that Mr. Conn will take possession of on 7/1/2011. Also includes 122,500 shares subject to options exercisable within 60 days of March 11, 2010 and 4,000 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 11, 2010.

(19)	Includes 65,000 shares subject to options exercisable within 60 days of March 11, 2010 and 4,000 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 11, 2010.

(20)	Includes 50,000 shares subject to options exercisable within 60 days of March 11, 2010 and 4,000 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 11, 2010.

(21)	Includes 47,395 shares subject to options exercisable within 60 days of March 11, 2010 and 800 shares associated with restricted stock unit awards that will vest within 60 days of March 11, 2010.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

The executive officers and key employees of the Company are as follows:

David B. Bell, Chief Executive Officer, President and Director. Mr. Bell is described above as a nominee for Director.

Jonathan Kennedy, Senior Vice President and Chief Financial Officer. Mr. Kennedy, age 39, has served as Intersil’s Senior Vice President and Chief Financial Officer since April 18, 2009. From December 3, 2008 to April 17, 2009 he was Intersil’s Interim Chief Financial Officer. From April 2005 to December 2, 2008, he was Intersil’s Corporate Controller. From June 2004 to April 2005, he was Intersil’s Director of Finance. From July 2000 to June 2004, Mr. Kennedy served as Director of Finance and Information Technology for Alcon, Inc. Prior to this he held various finance and information technology positions at Autonomous Technologies and Harris Corporation.

Susan Hardman, Senior Vice President, Analog and Mixed Signal Products Group. Ms. Hardman, age 48, has served as Intersil’s Senior Vice President, Analog and Mixed Signal Products Group since September 13, 2008. From October 19, 2007 to September 12, 2008, she served as Vice President and General Manager, Analog and Mixed Signal Products Group. From March 18, 2006 to September 12, 2008, she served as Intersil’s Vice President and General Manager, Automotive and Specialty Products Group. From September 7, 2004 to March 17, 2006 she served as Intersil’s Vice President, Corporate Marketing. Ms. Hardman joined Intersil from Exar Corporation, where she was Vice President and General Manager of the company’s Interface products division. Prior to that, she served as Vice President of Corporate Marketing and Director of Product Marketing for Exar. Prior to Exar, Ms. Hardman worked for VLSI Technology for eight years and held a variety of management positions. Ms. Hardman began her career with Motorola, where she worked for six years in a variety of engineering roles.

Peter Oaklander, Senior Vice President, Power Management Products Group. Mr. Oaklander, age 46, has served as Senior Vice President, Power Management Products Group since September 13, 2008. From March 27, 2006 to September 12, 2008, he served as Intersil’s Senior Vice President, Worldwide Sales. Prior to this, Mr. Oaklander spent 20 years at Analog Devices, where he held the position of Vice President and General Manager of Power Management products in the Analog Semiconductor division. Prior to that, his positions at Analog Devices included Vice President and General Manager of Analog Devices’ Silicon Valley Operations, Managing Director of the Asia Pacific region, Director of Consumer Sales and Analog Semiconductor Components division Field Marketing in Japan, as well as other positions with increasing responsibility.

Thomas C. Tokos, Senior Vice President, General Counsel and Secretary. Mr. Tokos, age 57, has served as Senior Vice President, General Counsel and Secretary of the Company since September 13, 2008. From May 27, 2003 to September 12, 2008, he served as Intersil’s Vice President, General Counsel and Secretary. Previously, Mr. Tokos served as general counsel to semiconductor and technology companies and as an attorney with private law firms.

Vern Kelley, Senior Vice President, Human Resources. Mr. Kelley, age 56, has served as Intersil’s Senior Vice President, Human Resources since September 13, 2008. From February 24, 2003 to September 12, 2008, he served as Intersil’s Vice President, Human Resources. Prior to this, Mr. Kelley spent 19 years at National Semiconductor, most recently holding the position of Vice President, Human Resources for their product divisions. In his role, he also oversaw HR activities associated with National’s acquisition, divestiture, and joint venture activities which included joint ventures and acquisitions in China and Europe. Before joining National in 1983, Mr. Kelley was a division employee relations manager for Allstate Insurance Company.

David Loftus, Senior Vice President, Worldwide Sales and Corporate Marketing. Mr. Loftus, age 48, has served as Intersil’s Senior Vice President, Worldwide Sales and Corporate Marketing since September 10, 2008. From May 1991 to July 2008, Mr. Loftus held various positions at Xilinx, Inc., most recently holding the position of Vice President/General Manager, General Products Division from May 2007 to July 2008. Prior to this he was their General Manager, CPLD Division from August 2005 to May 2007 and their Vice President/Managing Director, Asia Pacific from May 2002 to August 2005. Prior to his tenure at Xilinx, Mr. Loftus was a Research Engineer at Georgia Tech Research Institute from January 1983 to May 1991.

Sagar Pushpala, Senior Vice President, Worldwide Operations and Technology. Mr. Pushpala, age 51, has served as Intersil’s Senior Vice President, Worldwide Operations and Technology since September 13, 2008. From December 3, 2004 to September 12, 2008, he served as Intersil’s Vice President, Worldwide Operations. Prior to joining Intersil, he served as the Director of Wafer Fab Operations at Maxim Integrated Products from 1999 to 2004 where he held positions in their six-inch and eight-inch wafer fabrication lines. Prior to Maxim, Mr. Pushpala served as the Director of Process Technology Development at National Semiconductor where he was responsible for module development in their eight-inch R&D wafer fab. He was instrumental in the qualification of the first eight-inch fabs at both National Semiconductor and Maxim Integrated Products. Over his 20+ year career, Mr. Pushpala has held various senior engineering management positions at Maxim Integrated Products, National Semiconductor, Saratoga Semiconductor and Advanced Micro Devices. In addition, Mr. Pushpala serves on the Board of Directors of a privately-held company and serves as an advisor for a non-profit organization.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers, Directors, and ten-percent equity security holders. Based solely on a review of reports filed by the Company on these individuals’ behalf and written representations from the officers and Directors that no other reports were required, the company believes that during the 52 weeks ending January 1, 2010, the Company’s officers, Directors and ten-percent equity security holders timely filed all reports they were required to file under Section 16(a); except for Ms. Hardman who had two delinquent filings, and Mr. Loftus and Mr. Oaklander who each had one delinquent filing. Each of these delinquent filings have been subsequently reported on a Form 5 filing for each executive officer.

EMPLOYMENT AGREEMENTS

In March 2008, the Company announced the appointment of David B. Bell as its President and Chief Executive Officer. On March 15, 2008, the Company and Mr. Bell entered into an employment agreement effective March 15, 2008. The initial term of this agreement is two years, and it is renewable for successive one-year periods beginning March 15, 2010. Under the terms of this agreement, Mr. Bell may terminate his employment at any time upon 60 days written notice and the Company may terminate his employment at any time upon written notice. His annual base salary is $575,000 per year and he is eligible for an annual performance-based target bonus of $575,000.

On April 1, 2008, Mr. Bell was granted options to purchase 180,000 shares of the Company’s common stock vesting over a 4 year period and 40,000 PDSUs vesting on April 1, 2011, the number of such PDSUs being subject to increase or decrease based upon the Company’s financial performance relative to its peer companies. In the event that his employment is terminated by him for good reason or terminated by the Company without cause, the Company will continue to pay his annual base salary and full target annual bonus for two years and be entitled to 18 months accelerated vesting of a portion of his unvested DSUs and stock options. With respect to PDSUs, Mr. Bell would be entitled to vesting of a prorated number of unvested PDSUs based upon the company performance at the time of termination.

If Mr. Bell is terminated through death or disability during the employment term, Mr. Bell will receive one year of base salary, payment of a pro-rated portion of his full annual target bonus for the calendar year and be entitled to 12 months accelerated vesting of a portion of his unvested PDSUs and stock options. With respect to PDSUs, Mr. Bell would be entitled to vesting of a prorated number of unvested PDSUs based upon the company performance at the time of termination

The Company and Mr. Bell entered into an Executive Change in Control Severance Benefits Agreement that provides that in the event that Mr. Bell’s employment terminates due to an involuntary termination or a voluntary termination for good reason within twelve (12) months following a change in control of the Company, the Company will continue to pay his annual base salary and full target annual bonus for two years and fully vest all outstanding stock options and DSUs.

AUDIT FEES

Fees for audit services provided by KPMG LLP totaled $1,810,000 in fiscal year 2009, $2,037,000 in fiscal year 2008, and $1,695,000 in fiscal year 2007. Audit service fees include fees associated with the annual audit, reviews of the Company’s quarterly reports on Form 10-Q and other attest services related to regulatory filings.

AUDIT-RELATED FEES

No audit related services were provided by KPMG LLP in fiscal years 2009, 2008 or 2007.

TAX FEES

Fees for tax planning services provided by KPMG totaled $50,000 in fiscal year 2009. No tax compliance, tax advice or tax planning services were provided by KPMG LLP in fiscal years 2008 or 2007.

ALL OTHER FEES

No professional accounting services were provided by KPMG LLP in fiscal years 2009, 2008 or 2007.

AUDIT COMMITTEE PRE-APPROVAL POLICY

All of the audit engagements relating to audit services, audit-related services and tax services described above were pre-approved by the Company’s Audit Committee in accordance with its Pre-Approval Policy. The Audit Committee Pre-Approval Policy provides for pre-approval of audit, audit-related, tax and other accounting engagements as specifically set forth by the Audit Committee on an annual basis. Individual engagements anticipated to exceed pre-approved fee thresholds and miscellaneous engagements not listed in the policy must be individually pre-approved. The policy authorizes the Audit Committee to delegate one or more of its members pre-approval authority with respect to permitted engagements.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of Intersil’s Proxy Statement or Annual Report may have been sent to multiple shareholders in your household. Intersil will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, California 95035, Telephone: 1-888-468-3774, E-mail: investor@intersil.com. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

OTHER BUSINESS

The Company is not aware of any other matters that will be presented for shareholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors

Thomas C. Tokos
Senior Vice President, General Counsel, and Secretary

March 29, 2010

Exhibit A

INTERSIL CORPORATION

EXECUTIVE INCENTIVE PLAN

1.            Purpose. The purpose of the Intersil Corporation Executive Incentive Plan (the “Plan”) is to promote the growth and performance of Intersil Corporation (the “Company”) by linking a portion of the total compensation for certain key employees to attainment of such corporate and/or business unit financial objectives as shall be approved by the Board of Directors, a Committee of the Board of Directors or the Chief Executive Officer, as appropriate.

2.            Definitions. The following definitions are applicable to the Plan: “Board” means the Board of Directors of the Company.

“Committee” means a committee of the Board to which the Board has delegated authority and responsibility under the Plan and which shall be appointed by, and serve at the pleasure of, the Board, and shall consist of members of the Board who are not employees of the Company or any affiliate thereof and who qualify as “outside directors” under Section 162(m) of the Internal Revenue Code, as amended from time to time, and the regulations promulgated thereunder.

“Executive Officer” means a Participant the Board has designated as an executive officer of the Company for purposes of reporting under the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

“Participant” means any salaried employee of the Company and its subsidiaries and affiliates designated by the Committee or the Chief Executive Officer of the Company to participate in the Plan.

3.            Administration of Plan. With respect to participation in the Plan by Executive Officers, the Plan shall be administered by the Committee. With respect to participation in the Plan by Participants who are not Executive Officers, the Plan shall be administered by the Committee, or the Chief Executive Officer, in accordance with the Company’s compensation practices, and all references herein to the “Committee” shall be deemed to mean the “outside directors” of the Board, the Committee, or the Chief Executive Officer, as the case may be.

4.            Designation of Participants. Participants in the Plan shall be selected by the Committee from among the salaried employees of the Company and its subsidiaries and affiliates.

5.            Annual Incentive Awards.

               a.            Each Participant in the Plan shall be eligible to receive such annual incentive award, if any, for each performance period as may be payable pursuant to the performance criteria described below. Except as provided in Section 13 below, the Committee shall, on an annual basis, establish a “target annual incentive award” for each Participant; and the maximum amount of a target annual incentive award that may be awarded to a Participant for a Plan Year shall be 200% thereof.

               b.            Participants shall have their annual incentive awards, if any, determined on the basis of the degree of achievement of performance goals which shall be established by the Committee in writing and which goals shall be stated in terms of the attainment of specified levels of or percentage changes (as compared to a prior measurement period) in any one or more of the following measurements: the Company’s revenue, earnings per share of Common Stock, net income, operating income, return on equity, return on capital, return on assets, total stockholder return or cash flow, or any combination thereof. The Committee shall, for each performance period, establish the performance goal or goals from among the foregoing to apply to each Participant and a formula or matrix prescribing the extent to which such Participant’s annual incentive award shall be earned based upon the degree of achievement of such performance goal or goals. The Committee may determine that the annual incentive award payable to any Participant shall be based upon the attainment of performance goals comparable to those specified above but in whole or in part applied to the results of a subsidiary, business unit or other such business entity of the Company for which such Participant has substantial management responsibility.

               c.            A Participant’s target annual incentive award or performance goals may be changed by the Committee during the Plan Year to reflect a change in responsibilities provided that any such change shall be made in a manner consistent with Section 162(m) of the Internal Revenue Code as amended from time to time, and the regulations promulgated thereunder.

               d.            Except as provided in Section 6 below, the Committee may, in its sole discretion, (i) award or increase the amount of an annual incentive award payable to a Participant even though not earned in accordance with the performance goals established pursuant to this Section 5, or (ii) decrease the amount of an annual incentive award otherwise payable to a Participant even though earned in accordance with the performance goals established pursuant to this Section 5.

6.            Participation by Executive Officers. Notwithstanding any other provisions of the Plan to the contrary, the following provisions shall be applicable to participation in the Plan by Executive Officers:

               a.            Each such Participant’s annual incentive award under this Plan for such Plan Year shall be based solely on achievement of one or more of the performance goals as established by the Committee pursuant to Section 5 above and the Committee shall not have the discretion provided in Section 5 (d) to increase the amount of the award.

               b.            With respect to each such Participant, no annual incentive award shall be payable hereunder except upon written certification by the Committee that the performance goals have been satisfied to a particular extent and that any other material terms and conditions precedent to payment of an annual incentive award pursuant to the Plan have been satisfied.

               c.            The maximum annual incentive award payable to any such Participant for any Plan Year shall be $2,000,000.

7.            Payment of Annual Incentive Award. Payment of any amount to be paid to a Participant based upon the degree of attainment of the applicable performance goals shall be made at such time(s) as the Committee may in its discretion determine.

8.            Participant’s Interests. A Participant’s interest in any annual incentive awards hereunder shall at all times be reflected on the Company’s books as a general unsecured and unfunded obligation of the Company subject to the terms and conditions of the Plan. The Plan shall not give any person any right or security interest in any asset of the Company or any fund in which any deferred payment is deemed invested. The Company, the Board, or the Committee shall not be responsible for the adequacy of the general assets of the Company to discharge the payment of its obligations hereunder nor shall the Company be required to reserve or set aside funds therefor.

9.            Non-Alienation of Benefits; Beneficiary Designation. All rights and benefits under the Plan are personal to the Participant and neither the Plan nor any right or interest of a Participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment without the Company’s consent. Subject to the foregoing, the Company shall establish such procedures as it deems necessary for a Participant to designate one or more beneficiaries to whom any payment the Committee determines to make would be payable in the event of the Participant’s death.

10.            Withholding for Taxes. Notwithstanding any other provisions of this Plan, the Company may withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with any federal, state and local tax or withholding requirements.

11.            Rights of Employees. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any of its subsidiaries or affiliates to terminate a Participant’s employment at any time, or confer upon any Participant any right to continued employment with the Company or any of its subsidiaries or affiliates.

12.            Determinations Final. Each determination provided for in the Plan shall be made by the Committee under such procedures as may from time to time be prescribed by the Committee and shall be made in the sole discretion of the Committee. Any such determination shall be conclusive.

13.            Adjustment of Awards. The Committee shall be authorized to make adjustments in the method of calculating attainment of performance goals in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles; provided, however, that no such adjustment shall impair the rights of any Participant without his consent and that any such adjustments shall be made in a manner consistent with Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any annual incentive award in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of annual incentive awards under the Plan as it shall deem appropriate.

14.            Deferral. Notwithstanding anything contained herein to the contrary, in the event that an annual incentive award shall be ineligible for treatment as “other performance based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Committee, in its sole discretion, shall have the right, with respect to any Executive Officer who is a “covered employee” under Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, to defer, in whole or in part, such Executive Officer’s receipt of his annual incentive award until the Executive Officer is no longer a “covered employee” or until such time as shall be determined by the Committee, provided that the Committee may effect such a deferral only in a situation where the Company would be prohibited a deduction under Section 162(m) and such deferral shall be limited to the portion of the award that is not deductible.

15.            Amendment or Termination. The Board or the Committee may, in its sole discretion, amend, suspend or terminate the Plan from time to time. No such termination or amendment shall alter a Participant’s right to receive a distribution as previously earned, as to which this Plan shall remain in effect following its termination until all such amounts have been paid, except as the Company may otherwise determine.

1001 MURPHY RANCH ROAD MILPITAS, CA 95035 ATTN: INVESTOR RELATIONS	VOTE BY INTERNET - www.proxyvote.com
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors	☐	☐	☐
Nominees
01	DAVID B. BELL 02 DR. ROBERT W. CONN 03 JAMES V. DILLER 04 GARY E. GIST 05 MERCEDES JOHNSON
06	GREGORY LANG 07 JAN PEETERS 08 ROBERT N. POKELWALDT 09 JAMES A. URRY
The Board of Directors recommends you vote FOR the following proposal(s):						For	Against	Abstain
2	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm.					☐	☐	☐
3

To approve the Intersil Corporation Executive Incentive Plan whereby compensation payable pursuant to the Executive Incentive Plan will be deductible performance-based compensation under Internal Revenue Code Section 162(m).

						☐	☐	☐
4	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.					☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

INTERSIL CORPORATION

Annual Meeting of Shareholders

May 5, 2010

This proxy is solicited on behalf of the Board of Directors

The undersigned holder of common stock of INTERSIL CORPORATION, a Delaware corporation, hereby appoints David B. Bell and Vern Kelley with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Class A Common Stock of Intersil Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Company’s headquarters, located at 1001 Murphy Ranch Road, Milpitas, California 95035, on May 5, 2010 at 8:00 a.m., local time, and at any and all adjournments and postponements thereof, as follows:

This proxy, when properly executed, will be voted as directed by the shareholders. If no such directions are made, this proxy will be voted FOR the election of the director nominees listed on the reverse side and for each proposal.

Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side